     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 22, 1998
                                                             FILE NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                             INTERWORLD CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                  DELAWARE                                       7372
      (STATE OR OTHER JURISDICTION OF                (PRIMARY STANDARD INDUSTRIAL
       INCORPORATION OR ORGANIZATION)                CLASSIFICATION CODE NUMBER)

                  DELAWARE                                    13--3818716
      (STATE OR OTHER JURISDICTION OF                       (I.R.S. EMPLOYER
       INCORPORATION OR ORGANIZATION)                    IDENTIFICATION NUMBER)

                            ------------------------

                          395 HUDSON STREET, 6TH FLOOR
                            NEW YORK, NEW YORK 10014
                                 (212) 301-2500
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                               MICHAEL J. DONAHUE
                                    CHAIRMAN
                             INTERWORLD CORPORATION
                          395 HUDSON STREET, 6TH FLOOR
                            NEW YORK, NEW YORK 10014
                                 (212) 301-2500
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                WITH COPIES TO:

        JULIE M. ALLEN, ESQ.                                                       ALAN SINGER, ESQ.
  O'SULLIVAN GRAEV & KARABELL, LLP                                            MORGAN, LEWIS & BOCKIUS LLP
        30 ROCKEFELLER PLAZA                                                     2000 ONE LOGAN SQUARE
      NEW YORK, NEW YORK 10112                                              PHILADELPHIA, PENNSYLVANIA 19103
           (212) 408-2400                                                            (215) 963-5000

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]
---------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                            ------------------------

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
                                                                     PROPOSED
                   TITLE OF EACH CLASS OF                       MAXIMUM AGGREGATE           AMOUNT OF
                SECURITIES TO BE REGISTERED                     OFFERING PRICE(1)        REGISTRATION FEE
------------------------------------------------------------------------------------------------------------
 Common Stock, $.01 par value...............................       $59,685,000               $17,608
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE AMENDED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE RELATED REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION, DATED JULY 22, 1998

                                             Shares
                             INTERWORLD CORPORATION
                                  Common Stock
                               ------------------
     This is an initial public offering of shares of common stock of InterWorld
Corporation. InterWorld is offering           shares and selling stockholders
identified in this prospectus are offering 1,325,000 shares. InterWorld will not receive any proceeds from the sale of shares by the selling stockholders. There is currently no public market for the shares. InterWorld expects that the
initial public offering price in the offering will be between $     and $
per share.

     InterWorld has applied to have the common stock quoted on the Nasdaq National Market under the symbol "INTW."

     INVESTING IN THE COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

                                                              PER SHARE      TOTAL(1)
                                                              ---------      --------
Public Offering Price.......................................   $           $
Underwriting Discounts and Commissions......................   $           $
Proceeds to the Company.....................................   $           $
Proceeds to the Selling Stockholders........................   $           $

------------------------------------
(1) InterWorld and certain selling stockholders have granted the underwriters an
    option to purchase a maximum of           additional shares from InterWorld
    and an aggregate of 200,000 additional shares from such selling stockholders to cover over-allotments of shares. If the option is exercised in full, the
    total Public Offering Price will be $          , the total Underwriting
    Discounts and Commissions will be $          , the total Proceeds to the
    Company will be $          and the total Proceeds to the Selling
    Stockholders will be $          .

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The underwriters are offering the shares subject to various conditions and may reject all or part of any order. It is expected that the shares will be
ready for delivery on or about             , 1998 against payment in immediately
available funds.

CREDIT SUISSE FIRST BOSTON
                              INVEMED ASSOCIATES
                                                     HAMBRECHT & QUIST
                      Prospectus dated             , 1998

                               [INSIDE COVER ART]

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Prospectus Summary..........................................    1
Risk Factors................................................    5
Forward-Looking Statements; Certain Defined Terms...........   11
Use of Proceeds.............................................   11
Dividend Policy.............................................   11
Dilution....................................................   13
Capitalization..............................................   14
Selected Consolidated Financial Data........................   15
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   17
Business....................................................   24
Management..................................................   34
Certain Transactions........................................   41
Principal and Selling Stockholders..........................   44
Description of Capital Stock................................   46
Shares Eligible for Future Sale.............................   48
Underwriting................................................   49
Notice to Canadian Residents................................   51
Legal Matters...............................................   52
Experts.....................................................   52
Change in Independent Accountants...........................   53
Additional Information......................................   53
Index to Consolidated Financial Statements..................  F-1

                      ------------------------------------

     InterWorld was incorporated in Delaware in 1995. InterWorld's principal executive offices are located at 395 Hudson Street, 6th Floor, New York, New York 10014, (212) 301-2500. InterWorld's website is located at www.interworld.com. INFORMATION IN THE COMPANY'S WEBSITE IS NOT A PART OF THIS PROSPECTUS.

     Unless otherwise stated, all information contained in this prospectus assumes no exercise of the over-allotment option to purchase up to shares of common stock granted by InterWorld and certain selling stockholders to the underwriters of the offering. Also, unless otherwise stated, all information contained in this prospectus reflects the conversion of all outstanding shares of preferred stock into shares of common stock at the time of the closing of the offering.

     For the definition of certain capitalized terms, see "Forward-Looking Statements; Certain Defined Terms."

     InterWorld is a registered service mark and a trademark of the Company, and Process-Centric is a trademark of the Company. Trademarks of other companies appearing in this prospectus are the property of their respective holders.

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus. This summary is not complete and may not contain all of the information that you should consider before investing in the common stock. You should read the entire prospectus carefully.

                                  THE COMPANY

     InterWorld is a leading provider of enterprise-class, Internet commerce software for business-to-business and business-to-consumer applications. InterWorld's Internet commerce products, consisting of its Commerce Exchange platform, application modules, tools and business adapters, provide a software solution designed to enable businesses to conduct commerce over the Internet and to more efficiently manage their selling chain processes. Specifically, the InterWorld solution is designed to enable businesses to:

     - increase revenues by expanding product availability through an Internet-based distribution channel;

     - reduce operating expenses by streamlining selling chain processes, including sales, order management, fulfillment and customer service; and

     - enhance customer service levels by offering on-line customer self-service capabilities.

     The InterWorld solution scales to meet the demands of large organizations that have complex transactions within their enterprises and with their customers and trading partners, high numbers of simultaneous users, high transaction rates and large datastores. The InterWorld solution can be fully integrated into every phase of the selling chain, from order entry to fulfillment, enabling an organization to incorporate its Internet commerce solution with its existing back office systems. The solution can be extended to access trading partner systems and financial clearinghouses. The functionality and the ease of implementing, maintaining and upgrading InterWorld's solution address what InterWorld believes is a growing desire by businesses to maximize return on investment by more effectively deploying, implementing and maintaining their information systems. In addition, InterWorld provides comprehensive maintenance, training, consulting and systems integration services to facilitate the deployment and support of its products.

     The InterWorld family of products includes the Commerce Exchange platform, application modules, tools and business adapters. The products comprise a highly modular system that simplifies customization to meet each customer's specific requirements. The platform offers independence from specific databases, operating systems and Web servers through the use of a sophisticated abstraction layer that is accessible from application programming interfaces. The applications and tools provide a complete framework for implementing Internet commerce solutions based on client-specific objectives and business practices. Business adapters enable integration of the Internet commerce solution with other information systems within the organization or across the Internet within a trading partner community.

     The Internet provides an attractive medium for commerce because of its global reach, accessibility, use of open standards and ability to enable real-time interaction. As a result, organizations are increasingly connecting their business processes to the Internet to facilitate and support business-to-business and business-to-consumer commerce. International Data Corporation estimates that Internet commerce revenue per year will grow from approximately $10.6 billion in 1997 to approximately $223.1 billion in 2001.

     Many businesses are looking to implement Internet commerce solutions that apply the benefits of information technology to automate their selling chain processes. Critical to such implementation is enterprise-class Internet commerce software, which provides the basis for complex, mission-critical transactions over the Internet. Before the commercial availability of such software, many organizations built custom solutions or deployed low-end merchant servers.

Organizations attempting to custom develop solutions face numerous problems, and InterWorld believes few have succeeded in developing large scale Internet commerce applications on a timely and cost-effective basis. Alternatively, organizations deploying low-end merchant servers generally do not achieve the functionality required for large enterprises. In response to these limitations, businesses are seeking commercially available software solutions capable of meeting enterprise-class standards. Forrester Research, Inc. estimates that the Internet commerce software market will grow from $121 million in 1997 to $3.8 billion in 2002.

     InterWorld's objective is to establish and maintain a leadership position in the enterprise-class Internet commerce application software market. InterWorld markets its products and services primarily through its global direct sales organization, which includes nine offices in the U.S. and four international offices. In addition, InterWorld has several strategic marketing alliances, including relationships with Electronic Data Systems Corporation, Federal Express Corporation, Hewlett-Packard Company and NCR Corporation. As of March 31, 1998, InterWorld had over 45 customers, including Broderbund Software, Inc., Cendant Corporation, Electronic Data Systems Corporation, Genesis Direct, Inc., Micro Warehouse, Inc., Multiple Zones International, Inc. and Toys "R" Us Inc.

                                  THE OFFERING

Common Stock Offered:

  Offered by the Company........              shares

  Offered by the Selling
    Stockholders................    1,325,000 shares

       Total....................              shares(1)

Common Stock to be Outstanding
  After the Offering............              shares(1)(2)

Selling Stockholders............    Michael J. Donahue, Chairman and co-founder
                                    of InterWorld; Joseph C. Robinson, a
                                    director and co-founder of InterWorld;
                                    Robert L. Zangrillo, a principal stockholder and co-founder of InterWorld; and Global
                                    Retail Partners, L.P. and certain of its affiliates.

Use of Proceeds.................    InterWorld expects to use the net proceeds
                                    from the sale of shares offered by it for working capital and general corporate purposes. See "Use of Proceeds." InterWorld will not receive any proceeds from the sale of shares offered by the selling stockholders.

Dividend Policy.................    InterWorld currently intends to retain all
                                    future earnings to fund the development and growth of its business. Therefore,
                                    InterWorld does not currently anticipate paying cash dividends. See "Dividend
                                    Policy."

Proposed Nasdaq National Market
  Symbol........................    INTW
------------------------------------
(1) If the underwriters exercise the option granted to them in connection with
    the offering to purchase                additional shares of common stock
    from InterWorld and 200,000 additional shares from certain selling stockholders to cover over-allotments, the total number of shares to be
    offered would increase by up to                shares, and the total number
    of shares to be outstanding after the offering would increase by up to shares.

(2) Outstanding shares do not include 6,257,614 shares of common stock reserved for issuance under InterWorld's stock option plan, of which options to purchase 3,537,457 shares of common stock were outstanding as of June 15, 1998 at a weighted average exercise price of $2.87 per share, and 1,000,000 shares of common stock reserved for issuance under InterWorld's employee stock purchase plan. See "Management -- Stock Plans." Outstanding shares also do not include 444,656 shares of common stock reserved for issuance under outstanding warrants at a weighted average exercise price of $6.42 per share and warrants to purchase up to an additional 14,118 shares of common stock at an exercise price of $9.775 per share that InterWorld has agreed to issue in the event that InterWorld borrows under a line of credit. See "Certain Transactions" and "Description of Capital Stock -- Warrants."

                      SUMMARY CONSOLIDATED FINANCIAL DATA

                                                           YEAR ENDED         THREE MONTHS ENDED
                                     INCEPTION            DECEMBER 31,            MARCH 31,
                                (MARCH 28, 1995) TO    -------------------    ------------------
                                 DECEMBER 31, 1995      1996        1997       1997       1998
                                -------------------    -------    --------    -------    -------
                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues, net:
  Product licenses............        $   25           $   779    $  4,883    $   491    $ 2,159
  Services....................           331             1,241       3,073        583      1,102
  Other.......................             3               408         100        100         --
                                      ------           -------    --------    -------    -------
          Total revenues,
            net...............           359             2,428       8,056      1,174      3,261
Gross profit (loss)...........           228               289         927     (1,045)     2,060
Loss from continuing
  operations(1)...............          (264)           (7,197)    (21,675)    (5,520)    (3,716)
Basic loss per share and
  diluted loss per share from
  continuing
  operations(1)(2)............        $(0.02)          $ (0.53)   $  (1.61)   $ (0.41)   $ (0.28)

                                            AS OF DECEMBER 31,           AS OF MARCH 31,
                                       ----------------------------    --------------------
                                       1995      1996        1997        1997        1998
                                       -----    -------    --------    --------    --------
                                                          (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents............  $  50    $ 6,111    $  6,081    $  1,477    $ 12,952
Working capital (deficit)............   (286)     4,653       3,802      (1,722)     12,209
Total assets.........................    175      8,865      17,431       6,491      25,601
Mandatorily redeemable preferred
  stock..............................     --     13,431      37,319      14,211      47,199
Total stockholders' deficit..........   (189)    (7,119)    (28,795)    (12,569)    (30,082)

       --------------------------------------------------
       (1) On March 30, 1998, InterWorld completed a spin-off distribution of a subsidiary, ActionWorld, Inc., reducing its majority ownership of ActionWorld to a minority interest of approximately 18%. Since March 30, 1998, the Company's minority interest in ActionWorld has decreased to approximately 15% due to private equity financings by ActionWorld. ActionWorld is an on-line retailer of game and entertainment software that commenced operations in 1997. ActionWorld has been presented as a discontinued operation in InterWorld's consolidated statement of operations for the year ended December 31, 1997. Including the results of ActionWorld, InterWorld's net loss for the year ended December 31, 1997 is $(23,612,000) and its basic loss per share and diluted loss per share for 1997 is $(1.75). See Note 13 of Notes to Consolidated Financial Statements.

       (2) Upon the closing of the offering, all outstanding shares of InterWorld's Series A preferred stock will automatically convert into an aggregate of 7,539,999 shares of common stock. For the periods ended December 31, 1997 and March 31, 1998, the pro forma basic and diluted loss per share from continuing operations reflecting the effects of the conversion would have been $(1.20) and $(0.19), respectively. Pro forma basic and diluted loss per share for the periods ended December 31, 1997 and March 31, 1998 would have been $(1.31) and $(0.19), respectively. See Note 14 of Notes to Consolidated Financial Statements.

                                  RISK FACTORS

     You should carefully consider the following factors and other information in this prospectus before deciding to invest in shares of common stock of InterWorld.

LIMITED OPERATING HISTORY; HISTORICAL LOSSES AND ACCUMULATED DEFICIT

     InterWorld was incorporated in 1995 and has only a limited operating history. Since inception, InterWorld has incurred substantial costs to develop and market its products and has incurred net losses. As of March 31, 1998, InterWorld had an accumulated deficit of $34.8 million. InterWorld expects that its operating expenses will increase substantially in the foreseeable future as it continues to develop its products, increase its sales and marketing efforts and expand its international operations. Accordingly, InterWorld expects to incur additional losses for the foreseeable future. It is difficult to predict InterWorld's future results. InterWorld may never achieve or sustain revenue growth or profitability. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

NEW MARKET; DEPENDENCE ON THE INTERNET

     InterWorld's products facilitate electronic commerce over the Internet. The market for InterWorld's products is new and rapidly evolving. The demand for recently introduced products in a new and rapidly evolving market is uncertain. The following factors highlight the uncertainty of market acceptance of InterWorld's products, particularly by companies with complex selling chain processes, on which InterWorld focuses its product development, sales and marketing activities:

     - the market is characterized by rapid technological changes and evolving industry standards;

     - there is intense competition in the Internet commerce software industry;

     - the products are relatively expensive and require a large capital commitment by the customer;

     - InterWorld's customers may not be successful in using its products to conduct their commercial operations electronically;

     - consumers and businesses may not adopt electronic commerce; and

     - the infrastructure necessary to support increased commerce on the Internet may not develop.

     InterWorld's future growth and success depends on the acceptance of the Internet as a medium for commerce. The Internet may not become a viable commercial marketplace because of consumer concerns regarding security, reliability, cost, ease of use and quality of service. InterWorld will be materially adversely affected if the Internet does not become a viable medium for commerce or if its products are not widely accepted in the Internet commerce software market.

PRODUCT AND CUSTOMER CONCENTRATION

     Commerce Exchange and related products and services have accounted for most of InterWorld's revenues to date. InterWorld expects Commerce Exchange and related products and services to continue to account for most of its revenues for the foreseeable future. InterWorld's future growth will depend on the successful development and customer acceptance of enhanced versions of Commerce Exchange and new products. InterWorld may not successfully develop or market any enhanced or new products. Moreover, competition or technological change could adversely affect the pricing of or demand for Commerce Exchange, which would have a material adverse effect on InterWorld. In 1996, software license and service revenues from Scholastic

Corporation accounted for approximately 31% of InterWorld's total revenues and from Cliggot Communications Inc. accounted for approximately 17% of total revenues. In 1997, software license and service revenues from Toys "R" Us Inc. accounted for approximately 11% of total revenues and from Electronic Data Systems Corporation accounted for approximately 10% of total revenues. In the three months ended March 31, 1998, software license and service revenues from Cendant Corporation accounted for approximately 15% of total revenues and from Electronic Data Systems Corporation accounted for approximately 11% of total revenues. In addition, as of June 15, 1998, a majority of InterWorld's customers were in the implementation phase of deploying InterWorld's software. As a result, InterWorld's products are currently being used by only a limited number of customers to conduct electronic commerce. If any of InterWorld's customers experience difficulty implementing InterWorld's software or if the software once implemented does not meet customers' expectations, InterWorld's reputation could be damaged, which could have a material adverse effect on InterWorld. See "Business -- Products" and "-- Customers."

COMPETITION

     There is intense competition in the Internet commerce software industry, particularly with respect to product performance, customer service and price. InterWorld expects competition to continue and intensify in the future. InerWorld competes against the in-house development efforts of companies engaged in Internet commerce, as well as other software application vendors and developers. InterWorld's current competitors include BroadVision, Inc., CommerceOne, Inc., Connect, Inc., International Business Machines Corporation ("IBM"), Microsoft Corporation, Netscape Communications Corporation, Open Market Inc., Oracle Corporation and Pandesic LLC. InterWorld expects other companies to enter its market. Many of InterWorld's present and potential competitors have greater financial, technical, marketing and other resources than InterWorld. This may place InterWorld at a disadvantage in responding to the offerings of its competitors, technological changes or changes in customer requirements. Also, many of its competitors can take advantage of greater name recognition, more extensive customer bases and a broader range of product offerings. InterWorld will be materially adversely affected if it is not able to compete successfully. See "Business -- Competition."

POTENTIAL FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

     InterWorld's quarterly operating results will generally depend on the volume and timing of sales of its products, which are difficult to predict. InterWorld plans to increase its operating expenses to achieve revenue growth. If InterWorld's revenues do not increase as anticipated and InterWorld's spending levels are not reduced accordingly, a significant decline in quarterly operating results could occur. InterWorld expects to experience fluctuations in quarterly operating results due to many factors, including:

     - the size and timing of significant customer agreements (which typically occur near the end of its fiscal quarter);

     - the length of the sales cycle for InterWorld's products;

     - fluctuations in demand for the InterWorld's products;

     - the introduction of new products by InterWorld or its competitors;

     - changes in prices by InterWorld or its competition;

     - the timing and amount of expenditures by InterWorld;

     - the timing of the hiring of new personnel; and

     - general economic conditions.

In addition, InterWorld believes, based on general software industry trends, that sales of its products will typically be highest in the fourth quarter of the year and lowest in the first quarter. As a result, period-to-period comparisons of InterWorld's results of operations may not be meaningful, and you should not rely on them as an indication of future performance. It is also likely that in some future quarter InterWorld's operating results will not meet the expectations of analysts and investors. In that case, the price of the common stock is likely to decline. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEPENDENCE ON SYSTEMS INTEGRATORS

     InterWorld has established strategic relationships with systems integrators that expand the distribution of its products. InterWorld's growth will depend, in part, on maintaining and expanding such relationships. InterWorld may not be able to develop or maintain relationships with systems integrators. If systems integrators adopted, or promoted more vigorously, a competing product or technology, InterWorld would be materially adversely affected. In addition, if the systems integrators with which InterWorld has a strategic relationship are not successful in selling systems that include InterWorld's products, InterWorld would be materially adversely affected. See "Business -- Strategy" and "-- Sales and Marketing."

RISK OF TECHNOLOGICAL CHANGE

     The Internet commerce software industry is characterized by rapid technological change. Technological change can render products obsolete. InterWorld's success depends, in part, on its ability to respond to technological change in a timely and cost-effective manner. If InterWorld is not able to successfully respond to technological change, it could be materially adversely affected.

RISK OF PRODUCT DEFECTS

     Software products, such as those developed by InterWorld, may contain undetected errors that become apparent when the products are introduced or when the volume of usage increases. Errors in InterWorld's products, implementation errors or other performance difficulties could result in decreased sales of its products, increased service and warranty costs and liability to customers, which could have a material adverse effect on InterWorld. InterWorld's risk of liability to customers is particularly pronounced because of its belief that its products will be critical to its customers' operations.

MANAGEMENT OF GROWTH

     InterWorld has grown rapidly since it was incorporated in 1995. InterWorld's rapid growth has placed, and is expected to continue to place, a significant strain on its management and operations. To manage its growth, InterWorld must continue to enhance its operating and financial systems, infrastructure and controls. In the past, InterWorld has experienced certain inefficiencies in its operating and financial systems, infrastructure and controls. InterWorld must also expand, train and manage its employee base. InterWorld's growth will also depend on its ability to expand its sales and marketing organization, penetrate different markets and expand its capacity to support a larger customer base. If InterWorld is unable to manage its growth effectively, it would be materially adversely affected.

PROPRIETARY RIGHTS

     Actions taken by InterWorld to establish and protect its proprietary rights may be inadequate to prevent imitation of its products by others. Moreover, others may claim violation of their proprietary rights by InterWorld. BroadVision, Inc. and Open Market Inc., two of InterWorld's competitors, have recently been issued U.S. patents on certain aspects of their electronic commerce software products. Although InterWorld does not believe that it is infringing their patent rights, either of those companies may claim that InterWorld is doing so. If any such claim was made against InterWorld, InterWorld could be materially adversely affected, particularly if it was unsuccessful in defending such claim. See "Business -- Proprietary Rights."

RISKS ASSOCIATED WITH INTERNATIONAL EXPANSION

     International expansion is a component of InterWorld's strategy. InterWorld may not be successful in expanding its activities in international markets. Even if InterWorld is successful in penetrating international markets, it will confront additional technological challenges in keeping its international product offerings current and conforming them to commercial standards in various countries. In addition, there are risks in doing business in international markets, including:

     - changes in laws and regulations;

     - export controls on encryption technology and other export restrictions;

     - tariffs and other trade barriers;

     - difficulties in staffing and managing foreign operations;

     - political and economic instability; and

     - fluctuations in currency exchange rates.

Any of these events could have a material adverse effect on InterWorld. See "Business -- Strategy."

POSSIBLE NEED FOR ADDITIONAL FINANCING

     InterWorld currently expects that its available cash resources, including the net proceeds from the offering, will be sufficient to meet its working capital requirements for at least the next twelve months. However, InterWorld may need additional financing to support more rapid growth than currently anticipated or to respond to competitive pressures or unanticipated requirements. Additional financing, if needed, may not be available on satisfactory terms or at all. Any additional equity financing may cause investors to experience dilution. Any debt financing may result in restrictions on InterWorld's spending or payment of dividends. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

DEPENDENCE ON KEY PERSONNEL

     InterWorld believes that its ability to successfully implement its business strategy and to operate profitably depends on continued employment of its executive management team. If one or more members of the management team become unable or unwilling to continue in their present positions, InterWorld could be materially adversely affected. The Chief Financial Officer of InterWorld has committed to accept an executive operating position with ActionWorld. Accordingly, InterWorld is actively seeking to hire a new Chief Financial Officer. See "Management."

CONTROL BY MANAGEMENT

     Following the offering, InterWorld's executive officers and directors will
beneficially own a total of approximately      % of the outstanding common
stock. Accordingly, if they act together, they can effectively control InterWorld and they will effectively have the power to elect a majority of the directors, appoint management and approve actions requiring the approval of a majority of InterWorld's stockholders. The interests of management could conflict with the interests of the other stockholders of InterWorld. See "Principal and Selling Stockholders."

SHARES ELIGIBLE FOR FUTURE SALE

     The market price of InterWorld's common stock could decline as a result of sales of a large number of shares in the market after the offering, or the perception that such sales could occur. These factors also could make it more difficult for InterWorld to raise funds through future offerings of common stock.

     There will be                shares of common stock outstanding immediately
after the offering. Of these shares, the                shares sold in the
offering will be freely transferable without restriction or further registration under the Securities Act of 1933, except for any shares purchased by "affiliates" of InterWorld, as defined in Rule 144 under the Securities Act. The remaining 20,057,385 shares outstanding will be "restricted securities" as defined in Rule 144. These shares may be sold in the future without registration under the Securities Act to the extent permitted pursuant to Rule 144 or an exemption under the Securities Act. Holders of 7,414,999 shares of common stock outstanding immediately after the offering will also have registration rights enabling them to cause InterWorld to register their shares under the Securities Act for sale. See "Description of Capital Stock -- Registration Rights."

     In connection with the offering, InterWorld, its executive officers and directors and certain of its stockholders, including the selling stockholders,
who will hold a total of             shares outstanding after the offering have
agreed that, with certain exceptions relating to transfers that will not occur in market transactions, they will not sell any shares of common stock without the consent of Credit Suisse First Boston Corporation for one year after the date of this prospectus. In addition, certain other stockholders, who will hold
a total of             shares outstanding after the offering, have agreed that,
with certain exceptions relating to transfers that will not occur in market transactions, they will not sell any shares of common stock for a period of 180 days after the date of this prospectus, or more than a total of shares during the period from 181 days to 270 days after the date of this
prospectus, or more than a total of                shares during the period from
271 days to one year after the date of this prospectus (plus any unsold shares that could have been sold in the period from 181 to 270 days after the date of this prospectus), in any case, without the consent of Credit Suisse First Boston Corporation. See "Underwriting."

LACK OF PUBLIC MARKET FOR COMMON STOCK; DETERMINATION OF PUBLIC OFFERING PRICE

     There has not been a public market for InterWorld's common stock. InterWorld has applied for quotation of the common stock on the Nasdaq National Market. InterWorld does not know the extent to which investor interest in InterWorld will lead to the development of a trading market or how liquid that market might be. The initial public offering price for the shares of common stock will be determined through negotiations among InterWorld, the selling stockholders and the underwriters of the offering. Investors may not be able to resell their shares at or above the initial public offering price and may suffer a loss on their investment. See "Underwriting."

CERTAIN ANTI-TAKEOVER PROVISIONS; PREFERRED STOCK

     Certain provisions of the Delaware General Corporation Law could make it more difficult for a third party to acquire control of InterWorld, even if such change in control would be beneficial to stockholders. The Certificate of Incorporation provides that InterWorld's Board of Directors may issue preferred stock without stockholder approval. Such issuance could make it more difficult for a third party to acquire InterWorld. See "Description of Capital Stock."

BROAD DISCRETION AS TO USE OF PROCEEDS

     InterWorld expects to use the net proceeds from the offering for working capital and general corporate purposes. InterWorld is unable to identify the specific uses to which the net proceeds will be applied. Accordingly, InterWorld's management will have broad discretion with respect to the expenditure of the proceeds. Actual expenditures for product development, sales and marketing, international expansion and other purposes will depend on market and other conditions existing in the future. Investors will be relying on the judgment of InterWorld's management regarding the application of the proceeds. See "Use of Proceeds."

IMMEDIATE AND SUBSTANTIAL DILUTION

     The initial public offering price per share will exceed the net tangible book value per share. Accordingly, the purchasers of shares sold in the offering will experience immediate and substantial dilution in their investment. See "Dilution."

ABSENCE OF DIVIDENDS

     InterWorld does not anticipate paying any cash dividends on its common stock in the foreseeable future. See "Dividend Policy."

                          FORWARD-LOOKING STATEMENTS;
                             CERTAIN DEFINED TERMS

     Certain statements made in this prospectus under the captions "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and elsewhere in this prospectus are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). Such forward-looking statements include, without limitation, statements about the market opportunity for Internet commerce software solutions, InterWorld's strategy, new product development, competition, expected expense levels, seasonality and the adequacy of InterWorld's available cash resources and other statements contained herein that are not historical facts. When used in this prospectus, the words "anticipate," "believe," "estimate" and similar expressions are generally intended to identify forward-looking statements, but are not the exclusive expressions of forward-looking statements. Because such forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including but not limited to changes in general economic and business conditions (including in the Internet commerce software industry), actions of competitors, InterWorld's inability to recover its material costs in sales of its products and services, the extent to which InterWorld is able to develop new products, including products related to Commerce Exchange, and markets for its products, the time required for such development, the level of demand for such products, product defects, changes in InterWorld's business strategies and other factors discussed under "Risk Factors."

     As used in this prospectus (this "Prospectus"), unless the context requires otherwise, "InterWorld" or the "Company" means InterWorld Corporation and its consolidated subsidiaries. As used in this Prospectus, "Common Stock" means the common stock, $.01 par value per share, of InterWorld; "Offering" means the offering of Common Stock contemplated by this Prospectus; "Securities Act" means the Securities Act of 1933, as amended; "Selling Stockholders" means Michael J. Donahue, Joseph C. Robinson, Robert L. Zangrillo and Global Retail Partners, L.P. and certain of its affiliates; and "Underwriters" means the underwriters of the Offering.

                                USE OF PROCEEDS

     The Company estimates that it will receive net proceeds from the sale of
shares in the Offering of approximately $          million, based upon an
assumed initial public offering price of $          and after deduction of
underwriting discounts and commissions and expenses payable by the Company,
estimated at $            . The Company estimates that it will receive
additional net proceeds of up to $     million if the Underwriters exercise the
option granted to them in connection with the Offering to purchase additional shares from the Company to cover over-allotments. The Company expects to use the net proceeds for working capital and general corporate purposes, including development, sales and marketing, international expansion and capital expenditures. The Company may use a portion of the net proceeds to fund possible acquisitions of businesses and technologies that are complementary to those of the Company. The Company currently has no agreements, and is not engaged in any negotiations, with respect to any acquisitions. Pending use of the net proceeds, the Company intends to invest the net proceeds in short-term, investment grade securities. See "Risk Factors -- Broad Discretion as to Use of Proceeds." InterWorld will not receive any proceeds from the sale of shares by the Selling Stockholders.

                                DIVIDEND POLICY

     Historically, InterWorld has not paid cash dividends on its Common Stock. InterWorld currently intends to retain all future earnings to fund the development and growth of its business. Therefore, InterWorld does not currently anticipate paying any cash dividends. Future decisions regarding cash dividends on the Common Stock will be made by InterWorld's Board of Directors and will depend on the Company's results of operations, financial position, capital requirements, general business conditions, restrictions imposed by financing arrangements, if any, legal and regulatory restrictions on the payment of dividends and other factors the Board of Directors deems relevant.

                                    DILUTION

     As of March 31, 1998, InterWorld had a net tangible book value of approximately $0.80 per share. Net tangible book value per share represents net tangible assets (total assets less liabilities and intangible assets) of the Company, divided by the total number of shares outstanding before the Offering (after giving effect to the conversion of all outstanding shares of InterWorld's mandatorily redeemable preferred stock into Common Stock). Without taking into account any changes in net tangible book value after March 31, 1998, other than to give effect to the Offering (at an assumed initial public offering price of
$     per share and after deduction of underwriting discounts and commissions and expenses payable by the Company), the pro forma net tangible book value of
the Common Stock as of March 31, 1998 would have been approximately $     per
share. The following table shows the effect of the Offering as if it had occurred at March 31, 1998 and illustrates the immediate increase in net
tangible book value of $     per share and an immediate dilution of $     per
share to new investors:

Assumed initial public offering price per share............             $
Net tangible book value per share as of March 31, 1998.....    $0.80
Increase in net tangible book value per share attributable
  to the Offering..........................................
                                                               -----
Pro forma net tangible book value per share as of March 31,
  1998 after giving effect to the Offering.................
                                                                        -----
Immediate dilution per share to new investors in the
  Offering.................................................             $
                                                                        =====

     The following table summarizes, as of June 15, 1998, the differences between the number of shares purchased from the Company, the total consideration paid and the average price paid per share by the existing stockholders and by new investors in the Offering at an assumed initial public offering price of
$     per share:

                                     SHARES PURCHASED        TOTAL CONSIDERATION
                                   ---------------------    ----------------------    AVERAGE PRICE
                                     NUMBER      PERCENT      AMOUNT       PERCENT      PER SHARE
                                   ----------    -------    -----------    -------    -------------
Existing stockholders(1).........  21,382,385         %     $48,807,847         %         $2.28
New investors(1).................                                                         $
                                   ----------      ---      -----------      ---
          Total..................                     %     $                   %
                                   ==========      ===      ===========      ===

------------------------------------
(1) Does not give effect to sales of shares by the Selling Stockholders. Sales by the Selling Stockholders in the Offering will reduce the number of shares
    held by existing stockholders to 20,057,385 shares, or      % of the shares
    outstanding (or 19,857,385 shares and      %, if the over-allotment option
    is exercised in full), and will increase the number of shares held by new
    investors to                shares, or      % of the shares outstanding (or
                   shares and      %, if the over-allotment option is exercised
    in full). See "Principal and Selling Stockholders."

     The calculation of pro forma net tangible book value per share and the
other computations above exclude                shares issuable by the Company
upon exercise of the over-allotment option, 12,566 shares issued by the Company since March 31, 1998 upon the exercise of stock options, 6,257,614 shares reserved for issuance under the Company's stock option plan, 1,000,000 shares reserved for issuance under the Company's employee stock purchase plan, 444,656 shares reserved for issuance under outstanding warrants and warrants to purchase up to an additional 14,118 shares that the Company has agreed to issue in the event that the Company borrows under a line of credit. See "Management -- Stock Plans," "Certain Transactions" and "Description of Capital Stock -- Warrants."

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of March 31, 1998 (i) on an actual basis, (ii) on a pro forma basis giving effect to the automatic conversion of all outstanding shares of InterWorld's mandatorily redeemable preferred stock into Common Stock upon the consummation of the Offering and (iii) as adjusted to give effect to the Offering (at an
assumed initial public offering price of $     per share).

                                                           AS OF MARCH 31, 1998
                                                   ------------------------------------
                                                                             PRO FORMA
                                                    ACTUAL     PRO FORMA    AS ADJUSTED
                                                   --------    ---------    -----------
                                                       (IN THOUSANDS, EXCEPT SHARE
                                                           AND PER SHARE DATA)
Mandatorily redeemable Series A convertible
  preferred stock
  ($.01 par value; 8,200,000 shares authorized,
  7,539,999 issued and outstanding actual, none
  issued and outstanding pro forma and pro forma
  as adjusted)...................................  $ 47,199          --
Stockholders' equity:(1)
  Preferred stock ($0.01 par value; 15,000,000
     shares authorized; none issued and
     outstanding actual, pro forma and pro forma
     as adjusted)................................        --          --
  Common stock ($0.01 par value, 27,000,000
     shares authorized actual and 100,000,000
     shares authorized pro forma; 13,829,820
     issued and outstanding actual; 21,369,819
     shares issued and outstanding pro forma;
               shares issued and outstanding pro
     forma as adjusted)..........................       138         214
  Receivables on stock option exercises..........        (6)         (6)
  Additional paid-in capital.....................     4,635      51,758
  Accumulated deficit............................   (34,849)    (34,849)
                                                   --------    --------      --------
          Total stockholders' (deficit) equity...   (30,082)     17,117
                                                   --------    --------      --------
               Total capitalization..............  $ 17,117    $ 17,117
                                                   ========    ========      ========

------------------------------------
(1) For a description of InterWorld's capital stock and the beneficial ownership of the outstanding shares thereof, see "Principal and Selling Stockholders" and "Description of Capital Stock." Outstanding shares do not include 12,566 shares issued since March 31, 1998 upon the exercise of stock options. Outstanding shares also do not include 6,257,614 shares of Common Stock reserved for issuance under InterWorld's stock option plan, of which options to purchase 3,537,457 shares of Common Stock were outstanding as of June 15, 1998 at a weighted average exercise price of $2.87 per share, and 1,000,000 shares of Common Stock reserved for issuance under InterWorld's employee stock purchase plan. See "Management -- Stock Plans." Outstanding shares also do not include 444,656 shares of Common Stock reserved for issuance under outstanding warrants at a weighted average exercise price of $6.42 per share and warrants to purchase up to an additional 14,118 shares of Common Stock at an exercise price of $9.775 per share that the Company has agreed to issue in the event that the Company borrows under a line of credit. See "Certain Transactions" and "Description of Capital Stock -- Warrants." Pro forma authorized shares reflect an amendment to InterWorld's Certificate of Incorporation to be effected prior to the Offering.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The selected consolidated financial data below for the period from inception (March 28, 1995) through December 31, 1995 and as of and for the years ended December 31, 1996 and 1997 have been derived from the consolidated financial statements of the Company included elsewhere in this Prospectus, which have been audited by PricewaterhouseCoopers LLP, independent accountants. The selected consolidated financial data below as of December 31, 1995 have been derived from audited consolidated financial statements of the Company that are not included in this Prospectus. The unaudited consolidated financial data below as of and for the three months ended March 31, 1997 and for the three months ended March 31, 1998 have been derived from unaudited financial statements of InterWorld included elsewhere in this Prospectus. The unaudited financial data as of March 31, 1997 have been derived from unaudited financial statements that are not included in this Prospectus. The unaudited statements have been prepared on the same basis as the audited statements and, in the opinion of InterWorld, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation thereof. Results for the three months ended March 31, 1997 and 1998 are not indicative of results for the full year. You should read the data below together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements included elsewhere in this Prospectus.

                                     INCEPTION              YEAR ENDED         THREE MONTHS ENDED
                                (MARCH 28, 1995) TO        DECEMBER 31,            MARCH 31,
                                    DECEMBER 31,        -------------------    ------------------
                                        1995             1996      1997(2)      1997      1998(2)
                                --------------------    -------    --------    -------    -------
                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues, net:
  Product licenses............         $   25           $   779    $  4,883    $   491    $ 2,159
  Services....................            331             1,241       3,073        583      1,102
  Other.......................              3               408         100        100         --
                                       ------           -------    --------    -------    -------
         Total revenues,
           net................            359             2,428       8,056      1,174      3,261
                                       ------           -------    --------    -------    -------
Cost of revenues:
  Product licenses............              1                82         278         43         42
  Services....................            130             1,735       6,744      2,069      1,159
  Other.......................             --               322         107        107         --
                                       ------           -------    --------    -------    -------
         Total cost of
           revenues...........            131             2,139       7,129      2,219      1,201
                                       ------           -------    --------    -------    -------
Gross profit (loss)...........            228               289         927     (1,045)     2,060
Operating expenses:
  Research and development....            234             2,362       6,863      1,263      2,003
  Sales and marketing.........             --             2,435       8,487      1,729      2,192
  General and
    administrative............            258             2,730       6,405      1,469      1,181
  Noncash employee
    compensation..............             --                71         752         25        377
                                       ------           -------    --------    -------    -------
         Total operating
           expenses...........            492             7,598      22,507      4,486      5,753
                                       ------           -------    --------    -------    -------
Loss from operations..........           (264)           (7,309)    (21,580)    (5,531)    (3,693)
Total other income
  (expense)...................             --               112         (95)        11        (23)
                                       ------           -------    --------    -------    -------
Loss from continuing
  operations..................           (264)           (7,197)    (21,675)    (5,520)    (3,716)
Discontinued operations(1):
  Expenses from discontinued
    operations................             --                --      (1,310)      (128)        --
  Provision for operating
    losses
    to date of disposition....             --                --        (627)        --         --
                                       ------           -------    --------    -------    -------
Net loss......................         $ (264)          $(7,197)   $(23,612)   $(5,648)   $(3,716)
                                       ======           =======    ========    =======    =======
Basic loss per share and
  diluted loss per share......         $(0.02)          $ (0.53)   $  (1.75)   $ (0.42)   $ (0.28)
                                       ======           =======    ========    =======    =======
Basic loss per share and
  diluted loss per share from
  continuing operations.......         $(0.02)          $ (0.53)   $  (1.61)   $ (0.41)   $ (0.28)
                                       ======           =======    ========    =======    =======

                                              AS OF DECEMBER 31,           AS OF MARCH 31,
                                         ----------------------------    --------------------
                                         1995      1996        1997        1997        1998
                                         -----    -------    --------    --------    --------
                                                            (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents..............  $  50    $ 6,111    $  6,081    $  1,477    $ 12,952
Working capital (deficit)..............   (286)     4,653       3,802      (1,722)     12,209
Total assets...........................    175      8,865      17,431       6,491      25,601
Mandatorily redeemable preferred
  stock................................     --     13,431      37,319      14,211      47,199
Total stockholders' deficit............   (189)    (7,119)    (28,795)    (12,569)    (30,082)

------------------------------------
(1) On March 30, 1998, InterWorld completed a spin-off distribution of a subsidiary, ActionWorld, Inc., reducing its majority ownership of ActionWorld to a minority interest of approximately 18%. Since March 30, 1998, the Company's minority interest in ActionWorld has decreased to approximately 15% due to private equity financings by ActionWorld. ActionWorld is an on-line retailer of game and entertainment software that commenced operations in 1997. ActionWorld has been presented as a discontinued operation in InterWorld's consolidated statement of operations for the year ended December 31, 1997. See Note 13 of Notes to Consolidated Financial Statements.

(2) Upon the closing of the Offering, all outstanding shares of InterWorld's Series A preferred stock will automatically convert into an aggregate of 7,539,999 shares of Common Stock. For the periods ended December 31, 1997 and March 31, 1998, the pro forma basic and diluted loss per share from continuing operations reflecting the effects of the conversion would have been $(1.20) and $(0.19), respectively. Pro forma basic and diluted loss per share for the periods ended December 31, 1997 and March 31, 1998 would have been $(1.31) and $(0.19), respectively. See Note 14 of Notes to Consolidated Financial Statements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     InterWorld is a leading provider of enterprise-class, Internet commerce software for business-to-business and business-to-consumer applications. InterWorld's Internet commerce products, consisting of its Commerce Exchange platform, application modules, tools and business adapters, provide a software solution designed to enable businesses to conduct commerce over the Internet and to more efficiently manage their selling chain processes.

     InterWorld derives revenues primarily from licensing its Internet commerce software products and providing related services and support to its customers. The Company's core product, Commerce Exchange, was commercially introduced in December 1995.

     The Company generally prices licenses of Commerce Exchange on a tiered system based on the underlying hardware configuration. A typical prototype configuration is available for a license fee of approximately $75,000. The minimum production configuration that supports redundancy, fault-tolerance and distributed load balancing across multiple processors is generally available for a license fee of approximately $195,000. Licenses for product configurations that support additional processors, servers and users are available for higher license fees. Application modules, tools, business adapters and component plug-ins are provided at an additional cost to the customer. See
"Business -- Products."

     Revenue from customer product licenses is recognized upon shipment to the customer under an executed software license agreement when no significant Company obligations or contractual commitments remain and collection is probable. If acceptance by the customer is required, revenue is recognized upon customer acceptance. License revenue from resellers of the Company's products is recognized upon shipment to the reseller when collection is probable.

     Revenue from services such as custom development, implementation and installation is recognized as the services are rendered. Revenue from services requiring significant modification or customization of the Company's software products is recognized on a percentage-of-completion basis. Revenue from maintenance and customer support services is recognized ratably over the term of the agreement for such services. The Company's license agreements typically require the customer to purchase one year of maintenance and customer support services.

     The Company has incurred significant research and development expenses to develop its products. The Company charges all research and development costs incurred to establish the technological feasibility of a product or product enhancement to research and development expense as incurred. In addition, the Company has made substantial investments in its infrastructure to support revenue growth.

RESULTS OF OPERATIONS

     The following table sets forth certain statement of operations data for the periods indicated expressed as a percentage of total revenues:

                                   INCEPTION           YEAR ENDED       THREE MONTHS ENDED
                                (MARCH 28, 1995)      DECEMBER 31,          MARCH 31,
                                TO DECEMBER 31,     ----------------    ------------------
                                      1995           1996      1997      1997       1998
                                ----------------    ------    ------    -------    -------
Revenues, net:
  Product licenses............         7.0%           32.1%     60.7%     41.8%      66.2%
  Services....................        92.2            51.1      38.1      49.7       33.8
  Other.......................         0.8            16.8       1.2       8.5         --
                                     -----          ------    ------    ------     ------
          Total revenues,
            net...............       100.0%          100.0%    100.0%    100.0%     100.0%
                                     =====          ======    ======    ======     ======
Cost of revenues:
  Product licenses............         0.3%            3.4%      3.5%      3.7%       1.3%
  Services....................        36.2            71.4      83.7     176.2       35.5
  Other.......................          --            13.3       1.3       9.1         --
                                     -----          ------    ------    ------     ------
          Total cost of
            revenues..........        36.5            88.1      88.5     189.0       36.8
                                     -----          ------    ------    ------     ------
Gross profit (loss)...........        63.5            11.9      11.5     (89.0)      63.2
Operating expenses:
  Research and development....        65.2            97.3      85.2     107.6       61.4
  Sales and marketing.........          --           100.3     105.4     147.3       67.2
  General and
     administrative...........        71.8           112.4      79.5     125.1       36.2
  Noncash employee
     compensation.............          --             2.9       9.3       2.1       11.6
                                     -----          ------    ------    ------     ------
          Total operating
            expenses..........       137.0           312.9     279.4     382.1      176.4
                                     -----          ------    ------    ------     ------
Loss from operations..........       (73.5)         (301.0)   (267.9)   (471.1)    (113.2)
Net loss......................       (73.5)%        (296.4)%  (293.1)%  (481.1)%   (114.0)%
                                     =====          ======    ======    ======     ======

     Total Revenues. Total revenues include revenues from product licenses, services and sales of hardware. The Company's total revenues increased from $1.2 million in the three months ended March 31, 1997 to $3.3 million in the three months ended March 31, 1998. The Company's total revenues increased from $2.4 million in 1996 to $8.1 million in 1997. These increases resulted primarily from increased licenses of the Company's software products and, to a lesser extent, from the provision of services to a larger customer base. Total revenues increased from $0.4 million in the period ended December 31, 1995 to $2.4 million in 1996. This increase resulted primarily from the introduction of the initial version of the Company's product in December 1995. During the period from inception to December 31, 1995, the Company was principally engaged in research and development of its software products and, as a result, the Company recognized only a limited amount of revenue.

     Cost of Revenues. Cost of product licenses revenues consists of royalties payable to third parties for software that is embedded in or bundled with the Company's products, the costs of product media, documentation and manufacturing costs. Cost of services revenues consists primarily of costs related to employees and consultants providing services and support. Total cost of revenues decreased from $2.2 million in the three months ended March 31, 1997 to $1.2 million in the three months ended March 31, 1998. Total cost of revenues increased from $2.1 million in 1996 to $7.1 million in 1997. Total cost of revenues increased as a percentage of total revenues from 88.1% in 1996 to 88.5% in 1997. In 1997, particularly during the earlier part of the year, the Company hired outside consultants to supplement its professional services organization and to provide services and support to its expanding customer base. During the course of 1997, the

Company hired additional personnel, which reduced its reliance on outside consultants, and instituted implementation methodologies which resulted in shorter implementation cycles. These measures, combined with the introduction of enhanced versions of Commerce Exchange, reduced the Company's cost of revenues as a percentage of total revenues. As a result, cost of revenues as a percentage of total revenues decreased from 189.0% for the three months ended March 31, 1997 to 36.8% for the three months ended March 31, 1998. Total cost of revenues increased from $0.1 million in the period ended December 31, 1995 to $2.1 million in 1996. Total cost of revenues increased as a percentage of total revenues for these periods from 36.5% to 88.1%. In 1996, the Company began to build its customer service and support infrastructure.

     Research and Development. Research and development expenses consist of costs related to research and development personnel, including salaries and related expenses and consulting fees, and costs related to facilities and equipment used in research and development. Research and development expenses increased from $1.3 million in the three months ended March 31, 1997 to $2.0 million in the three months ended March 31, 1998. Research and development expenses increased from $0.2 million in the period ended December 31, 1995, to $2.4 million in 1996 and to $6.9 million in 1997. These increases were principally due to personnel increases to support the design, development and introduction of the Company's products. The Company expects to continue to incur significant research and development expenses in future periods.

     Sales and Marketing. Sales and marketing expenses consist of salaries and related expenses for sales and marketing personnel, sales commissions and other incentive compensation, travel and entertainment expenses and marketing programs, including trade shows, promotional materials and advertising. Sales and marketing expenses increased from $1.7 million in the three months ended March 31, 1997 to $2.2 million in the three months ended March 31, 1998. Sales and marketing expenses increased from $2.4 million in 1996 to $8.5 million in 1997. These increases were due primarily to the expansion of the Company's sales and marketing organization and expanded marketing activities, including advertising designed to increase awareness of the Company's brand. The Company did not incur any sales and marketing expenses in the period from inception to December 31, 1995. The Company expects to continue to incur significant sales and marketing expenses in future periods.

     General and Administrative. General and administrative expenses consist of salaries and related expenses for administrative, finance and human resources personnel and related facilities and equipment costs. General and administrative expenses decreased from $1.5 million in the three months ended March 31, 1997 to $1.2 million in the three months ended March 31, 1998. During the first quarter of 1997, the Company incurred higher general and administrative expenses as it expanded its infrastructure. General and administrative expenses increased from $0.3 million in the period ended December 31, 1995 to $2.7 million in 1996 and to $6.4 million in 1997 as the Company expanded its administrative infrastructure to manage and support its growth.

     Noncash Employee Compensation. Noncash employee compensation consists of noncash charges for stock options granted to employees at exercise prices deemed below the fair market value of the Company's Common Stock at the time of grant. The amount of the charge is equal to the difference between the exercise price and the fair market value multiplied by the number of options granted. The charge is amortized over the vesting period of the options (typically, five years). The Company recorded noncash employee compensation expense of $0.4 million in the three months ended March 31, 1998, $0.8 million in 1997 and $0.1 million in 1996. The Company estimates that it will recognize approximately
$       of noncash employee compensation expense in future periods. In particular, in the quarter in which the Offering is consummated, the Company
estimates that it will recognize approximately $       of noncash employee
compensation expense related to options that vest upon the consummation of the Offering.

     Total Other Income (Expense). Other income (expense) consists primarily of interest income earned on cash and cash equivalents, net of cash and noncash interest expense for leased equipment. The Company had no total other income (expense) in the period ended December 31, 1995, $0.1 million in 1996 and $(0.1) million in 1997.

     Income Taxes. The Company has incurred losses since inception which have generated net operating loss carryforwards of approximately $24.0 million at December 31, 1997 and $26.0 million at March 31, 1998 for federal and state income tax purposes. These carryforwards are available to offset future taxable income and expire in 2010 through 2013 for federal income tax purposes. The Company also had research and development tax credit carryforwards in the amount of $0.5 million at December 31, 1997 and $0.6 million at March 31, 1998, which expire in 2000 through 2003. These losses and credits are subject to limitations on utilization in future years because certain ownership changes have occurred. The Company has historically filed its corporate income tax returns utilizing a fiscal year end of March 31, which the Company intends to change to December 31, effective December 31, 1998.

     The net operating loss carryforwards and temporary differences between carrying amounts of assets and liabilities for financial reporting and income tax purposes result in a net deferred tax benefit of $14.3 million at December 31, 1997 and $15.0 million at March 31, 1998. The Company's operating plans anticipate taxable income in future periods; however, such plans make significant assumptions which cannot be reasonably assured, including market acceptance of the Company's products. Therefore, in consideration of the Company's accumulated losses and the uncertainty of its ability to utilize this deferred tax benefit in the future, the Company has recorded a valuation allowance in the amount of $14.3 million at December 31, 1997 and $15.0 million at March 31, 1998 to offset the deferred tax benefit amount.

QUARTERLY RESULTS OF OPERATIONS

     The following table sets forth certain unaudited quarterly statement of operations data for each of the nine quarters in the period ended March 31, 1998. The quarterly data have been prepared on the same basis as the audited financial statements appearing elsewhere in this Prospectus and, in the opinion of InterWorld, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation thereof. The results of operations for any quarter are not necessarily indicative of results for any future period.

                                                                   QUARTER ENDED
                       -----------------------------------------------------------------------------------------------------
                       MARCH 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MARCH 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MARCH 31,
                         1996        1996       1996        1996       1997        1997       1997        1997       1998
                       ---------   --------   ---------   --------   ---------   --------   ---------   --------   ---------
                                                                  (IN THOUSANDS)
Revenues, net:
  Product licenses...    $ 144      $ 169      $   228    $   238     $   491    $   758     $ 1,533    $ 2,101     $ 2,159
  Services...........      301        182          489        269         583        603         917        970       1,102
  Other..............       68         --          276         64         100         --          --         --          --
                         -----      -----      -------    -------     -------    -------     -------    -------     -------
        Total
          revenues,
          net........      513        351          993        571       1,174      1,361       2,450      3,071       3,261
                         -----      -----      -------    -------     -------    -------     -------    -------     -------
Cost of revenues:
  Product licenses...        3         26           27         26          43         59          80         96          42
  Services...........      193        111          551        880       2,069      1,805       1,576      1,294       1,159
  Other..............       39         --          232         51         107         --          --         --          --
                         -----      -----      -------    -------     -------    -------     -------    -------     -------
        Total cost of
          revenues...      235        137          810        957       2,219      1,864       1,656      1,390       1,201
                         -----      -----      -------    -------     -------    -------     -------    -------     -------
Gross profit
  (loss).............      278        214          183       (386)     (1,045)      (503)        794      1,681       2,060
Operating expenses:
  Research and
    development......      197        335          818      1,012       1,263      1,799       1,854      1,947       2,003
  Sales and
    marketing........       80        267          620      1,468       1,729      2,441       2,297      2,020       2,192
  General and
    administrative...      211        203        1,075      1,241       1,469      1,732       1,714      1,490       1,181
  Noncash employee
    compensation.....       --         --           --         71          25         26         581        120         377
                         -----      -----      -------    -------     -------    -------     -------    -------     -------
        Total
          operating
          expenses...      488        805        2,513      3,792       4,486      5,998       6,446      5,577       5,753
                         -----      -----      -------    -------     -------    -------     -------    -------     -------
Loss from
  operations.........     (210)      (591)      (2,330)    (4,178)     (5,531)    (6,501)     (5,652)    (3,896)     (3,693)
Other income
  (expense):
  Interest income....        1         21           40         50          43         47          31         97          63
  Interest expense...       --         --           --         --         (32)       (80)        (96)      (105)        (86)
                         -----      -----      -------    -------     -------    -------     -------    -------     -------
        Total other
          income
         (expense)...        1         21           40         50          11        (33)        (65)        (8)        (23)
                         -----      -----      -------    -------     -------    -------     -------    -------     -------
Loss from continuing
  operations.........    $(209)     $(570)     $(2,290)   $(4,128)    $(5,520)   $(6,534)    $(5,717)   $(3,904)    $(3,716)
                         =====      =====      =======    =======     =======    =======     =======    =======     =======

     InterWorld's quarterly operating results will generally depend on the volume and timing of sales of the Company's products, which are difficult to predict. The Company plans to increase its operating expenses to achieve revenue growth. If InterWorld's revenues do not increase as anticipated and InterWorld's spending levels are not reduced accordingly, a significant decline in quarterly operating results could result. InterWorld expects to experience fluctuations in quarterly operating results due to many factors, including:

     - the size and timing of significant customer agreements (which typically occur near the end of the Company's fiscal quarter);

     - the length of the sales cycle for the Company's products;

     - fluctuations in demand for the Company's products;

     - the introduction of new products by the Company or its competitors;

     - changes in prices by the Company or its competition;

     - the timing and amount of expenditures by the Company;

     - the timing of the hiring of new personnel; and

     - general economic conditions.

In addition, the Company believes, based on general software industry trends, that sales of its products will typically be highest in the fourth quarter of the year and lowest in the first quarter. As a result, period-to-period comparisons of the Company's results of operations may not be meaningful and should not be relied on as an indication of future performance.

LIQUIDITY AND CAPITAL RESOURCES

     Since inception, the Company has financed its operations primarily through private sales of mandatorily redeemable preferred stock, which have raised approximately $48.1 million. At March 31, 1998, the Company had cash and cash equivalents of $13.0 million and working capital of $12.2 million.

     The Company has had significant negative cash flows from operating activities to date. Net cash used in operating activities for 1997 and the three months ended March 31, 1998 was $22.3 million and $2.8 million, respectively. Net cash used in operating activities in each of these periods was primarily the result of net losses.

     Net cash used in investing activities consists primarily of capital expenditures for computer equipment, purchased software, office equipment, furniture, fixtures and leasehold improvements. Capital expenditures for property and equipment for 1997 and the three months ended March 31, 1998 aggregated $3.5 million and $0.4 million, respectively. The Company's planned capital expenditures for the remainder of 1998 are approximately $1.5 million, primarily for computer equipment. As of December 31, 1997, the Company also had commitments under operating leases of $7.9 million and under capital leases of $3.6 million.

     In June 1998, the Company entered into a secured loan agreement with Comdisco, Inc. under which the Company may borrow up to $3.0 million. The loan accrues interest, which is payable monthly, at a rate of 10% per annum and is secured by the accounts receivable of the Company. The Company may borrow amounts under the line of credit for a period of twelve months subsequent to its initial borrowing under the loan agreement or until completion of the Offering by the Company. The loan principal is due and payable at the later of 12 months from the initial borrowing or 18 months from the date of the agreement. As of the date of this Prospectus, the Company has not borrowed any amounts under the loan agreement. See "Certain Transactions."

     The Company believes that its available cash resources, including the net proceeds from the Offering, will be sufficient to meet its working capital requirements for at least the next twelve months. However, the Company may need additional financing to support more rapid growth or to respond to competitive pressures or unanticipated requirements. Additional financing, if needed, may not be available on satisfactory terms or at all. See "Risk Factors -- Possible Need for Additional Financing."

DISCONTINUED OPERATIONS

     On March 30, 1998, the Company completed a spin-off distribution of its subsidiary, ActionWorld, Inc., reducing its majority ownership of ActionWorld to a minority interest of approximately 18%. Since March 30, 1998, the Company's minority interest in ActionWorld has decreased to approximately 15% due to private equity financings by ActionWorld. ActionWorld is an on-line retailer of game and entertainment software that commenced operations in 1997. The Company has presented ActionWorld as a discontinued operation in its consolidated statement of operations for the year ended December 31, 1997. A provision of $0.6 million for estimated operating losses through the disposal date has been recorded at December 31, 1997. The costs of disposal were not significant. During 1997, ActionWorld had no revenues and incurred net losses of $1.3 million. The basic loss per share and diluted loss per share for the year ended December 31, 1997 attributable to discontinuance of the operations of ActionWorld was approximately $0.14 per share. See Note 13 of Notes to Consolidated Financial Statements.

YEAR 2000 COMPLIANCE

     The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. In other words, date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failures or miscalculations causing disruptions of operations, including, among other, a temporary inability to process transactions, send invoices or engage in similar business activities. The Company does not believe that it has material exposure to the Year 2000 issue with respect to its products or its own information systems since its products and existing systems correctly define the year 2000. The Company has not fully evaluated the impact of the Year 2000 issue on its suppliers and customers. The Company is currently unable to predict the extent to which the Year 2000 issue will affect its suppliers or customers, or the extent to which it would be vulnerable to its suppliers' or customers' failure to remediate any Year 2000 issues on a timely basis. If a major supplier or customer fails to convert its systems on a timely basis or converts in a manner that is incompatible with the Company's systems, the Company could be materially adversely affected. In addition, retailers and other business-to-consumer users of the Company's products may be unwilling to continue to license the Company's products if their customers are unable to use their credit cards to make electronic purchases because of Year 2000 problems affecting banks or other credit card vendors.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("FAS 130"), which requires the presentation of the components of comprehensive income in a company's financial statements for reporting periods beginning after December 15, 1997. Comprehensive income is defined as the change in a company's equity during a financial reporting period from transactions and other events and circumstances from nonowner sources (including cumulative translation adjustments, minimum pension liabilities and unrealized gains/losses on available-for-sale securities). Effective January 1, 1998, the Company adopted FAS 130. The Company had no significant changes in its equity from nonowner sources.

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosure About Segments of an Enterprise and Related Information" ("FAS 131"), which requires that public business enterprises report certain information about operating segments. It also requires that public business enterprises report certain information about their products and services, geographic areas in which they operate and major customers. FAS 131 is effective for fiscal years beginning after December 15, 1997. In the initial year of application, comparative information for earlier years must be restated. The adoption of FAS 131 is not expected to have a material impact on the Company's existing disclosures.

                                    BUSINESS

OVERVIEW

     InterWorld is a leading provider of enterprise-class, Internet commerce software for business-to-business and business-to-consumer applications. InterWorld's Internet commerce products, consisting of its Commerce Exchange platform, application modules, tools and business adapters, provide a software solution designed to enable businesses to conduct commerce over the Internet and to more efficiently manage their selling chain processes. Specifically, the InterWorld solution is designed to enable businesses to:

     - increase revenues by expanding product availability through an Internet-based distribution channel;

     - reduce operating expenses by streamlining selling chain processes, including sales, order management, fulfillment and customer service; and

     - enhance customer service levels by offering on-line customer self-service capabilities.

     The InterWorld solution scales to meet the demands of large organizations that have complex transactions within their enterprises and with their customers and trading partners, high numbers of simultaneous users, high transaction rates and large datastores. The InterWorld solution can be fully integrated into every phase of the selling chain, from order entry to fulfillment, enabling an organization to incorporate its Internet commerce solution with its existing back office systems. The solution can be extended to access trading partner systems and financial clearinghouses. The functionality and the ease of implementing, maintaining and upgrading InterWorld's solution address what InterWorld believes is a growing desire by businesses to maximize return on investment by more effectively deploying, implementing and maintaining their information systems. In addition, InterWorld provides comprehensive maintenance, training, consulting and systems integration services to facilitate the deployment and support of its products.

INDUSTRY BACKGROUND

  Growth of Global Internet Commerce

     The Internet is an increasingly significant global medium for communications and on-line commerce. It is revolutionizing the ways in which companies, government agencies, trading partners and individuals communicate and conduct business. In addition to providing information, the Internet provides an attractive medium for commerce because of its global reach, accessibility, use of open standards and ability to enable real-time interaction. As a result, organizations are increasingly connecting their business processes to the Internet to facilitate and support business-to-business and business-to-consumer commerce. International Data Corporation estimates that Internet commerce revenue per year will grow from approximately $10.6 billion in 1997 to approximately $223.1 billion in 2001.

  Business Need for Internet Commerce Software Systems

     In today's increasingly competitive global markets, businesses must continuously improve their operations. Historically, businesses have focused on using information technology to decrease expenses by optimizing internal processes, such as finance, manufacturing, human resources and general office operations. The Company believes that many businesses are now looking to implement Internet commerce solutions that apply the benefits of information technology to automate their selling chain processes, including sales, order management, fulfillment and customer service. Critical to such implementation is enterprise-class Internet commerce software, which provides the basis for complex, mission-critical transactions over the Internet. Enterprise-class Internet commerce software systems enable corporations to increase revenues by expanding product availability through an Internet-based distribution channel, reduce operating expenses by streamlining order management and fulfillment processes and enhance customer service by providing on-line customer support. Forrester Research, Inc. estimates that the Internet commerce software market will grow from $121 million in 1997 to $3.8 billion in 2002.

  The Challenges of Developing Internet Commerce Software Systems

     Similar to traditional enterprise application software, Internet commerce software systems are mission-critical and extremely complex, requiring very large resource commitments and posing significant technological barriers. Before the commercial availability of enterprise-class Internet commerce application software, many organizations built custom solutions or deployed low-end merchant servers, which provide only basic Internet commerce functionality.

     Organizations that attempt to custom develop enterprise-class Internet commerce solutions face numerous problems, including slow time-to-market, high cost of ownership and inadequate functionality. The Company believes that few organizations have succeeded in internally developing large-scale custom Internet commerce applications on a timely and cost-effective basis. Alternatively, organizations that deploy low-end merchant servers face significant challenges because they are not designed to support sophisticated business processes. Specifically, these servers do not provide the security, scalability, configurability and extensibility required by many large organizations.

  Market Opportunity

     In response to the limitations inherent in the choices described above, businesses embracing Internet commerce as a key element of their business strategy are seeking commercially available software solutions capable of meeting enterprise-class standards. The Company believes that this demand for solutions represents a significant market opportunity, and to address this demand successfully, such solutions must have the following characteristics:

     - Complete Functionality -- Provide personalized, comprehensive application functionality for efficiently managing selling chain processes, including sales, order management, fulfillment and customer service.

     - Modern Technology Platform -- Provide a best-of-breed, flexible and secure technology platform to support Internet and intranet interoperability, open systems architecture and state-of-the-art development technologies and techniques.

     - Configurability -- Enable modeling of existing internal business processes and the extension of new business practices to the Internet.

     - Scalability -- Manage increasing numbers of simultaneous users, high transaction rates, large relational datastores and load balancing across servers.

     - Extensibility -- Enable integration into existing internal and trade partner information systems.

     - Ease of Implementation -- Enable rapid and cost-effective implementation.

THE INTERWORLD SOLUTION

     The InterWorld solution is designed to provide businesses with enterprise-class Internet commerce application software that is functionally comprehensive, built upon a sophisticated technological foundation and scalable to meet the requirements of global operations. The InterWorld solution enables businesses to: (i) increase revenues by expanding product availability through an Internet-based distribution channel; (ii) reduce operating expenses by streamlining selling chain processes, including sales, order management, fulfillment and customer service; and (iii) enhance customer service levels by offering on-line customer self-service capabilities.

     The key differentiators of the InterWorld solution are:

     - Comprehensive Functionality -- The InterWorld solution is designed to provide a comprehensive set of application modules for efficiently managing selling chain processes, including sales, order management, fulfillment and customer service. Consumers and business buyers are provided with personalized buying experiences. Selling organizations are provided with a workplace capable of remotely administering on-line storefronts, user accounts, products, prices and content. In addition, the system has multi-merchant capabilities, allowing organizations to build sophisticated business-to-business trading partner communities and on-line malls.

     - State-of-the-Art Technology Foundation -- The InterWorld solution takes advantage of advanced developments in technology and computing trends. The foundation is based upon an architecture that separates the system services from the applications that utilize those services. This architecture eliminates platform-specific dependencies and provides a robust, secure and highly flexible environment.

     - Process-Centric Computing -- Process-Centric computing enables the Company's customers to model their existing business processes and extend those processes onto the Internet. This new model enables business managers to mix and match business components, build personalized process flows, adapt to dynamically changing business conditions and reduce the long-term maintenance costs associated with supporting a highly configured application. InterWorld believes that Process-Centric computing will drive the next generation of enterprise applications by placing these features directly in the hands of business experts.

     - Scalability and Stability -- The InterWorld solution scales to meet the demands of large organizations that have complex transactions within their enterprises and with their customers and trading partners, high numbers of simultaneous users, high transaction rates and large datastores. The Company's solution can accommodate a customer's increasing business volumes, while operating 24 hours a day, seven days a week, 365 days a year.

     - Integration and Extensibility -- The InterWorld solution can be fully integrated into every phase of the selling chain, from order entry to fulfillment, allowing an organization to incorporate its Internet commerce solution with its existing back office systems. The solution can be extended to access existing internal systems, trading partner systems and financial clearinghouses.

     - InterWorld Implementation Methodology -- InterWorld provides comprehensive consulting and systems integration services to facilitate the deployment of the Company's solution. InterWorld's implementation methodology is designed to provide rapid and cost-effective implementation and integration of the Company's solution.

The functionality and the ease of implementing, maintaining and upgrading InterWorld's solution address what the Company believes is a growing desire by businesses to maximize return on investment by more effectively deploying, implementing and maintaining their information systems.

STRATEGY

     The Company's objective is to establish and maintain a leadership position in the enterprise-class Internet commerce application software market. The Company believes that it has gained valuable experience in developing Internet commerce application software for manufacturers, distributors, resellers, retailers, direct marketers and commerce service providers. The Company's strategy incorporates the following key elements:

     Extend Product Functionality to Address Evolving Customer Needs. As the Company's customers expand their Internet commerce activities, the Company will seek to extend the selling chain capabilities of its existing applications and develop new applications that optimize organizations' sales, order management, fulfillment and customer service processes. By involving customers in its product requirements process, the Company will seek to enhance the efficiencies of selling chain processes across industries.

     Enhance Technology Platform. InterWorld will continue to enhance the functionality, scalability and openness of its platform. By enhancing the capabilities of the Commerce Exchange platform and extending the capabilities of the tool set and application programming interface, the Company believes that it will encourage third parties to develop applications on its technology platform.

     Target Large Customers in Selected Vertical Markets. The Company focuses its product development, sales and marketing activities on companies with complex selling chain processes, including large domestic and international manufacturers, distributors, resellers, retailers, direct marketers and commerce service providers.

     Expand Global Strategic Relationships. The Company pursues strategic relationships with third parties that market, resell or integrate the Company's products, including leading systems integrators, technology and service providers and distributors. These relationships expand the Company's market to include customers of its alliance partners. The Company has strategic relationships with Electronic Data Systems Corporation, Federal Express Corporation, Hewlett-Packard Company, KPMG Peat Marwick LLP and NCR Corporation.

     Promote Customer Satisfaction. The Company provides extensive service and support, including Internet and telephone technical support, comprehensive instructor-led training and an account management team for each customer that consists of a sales representative, technical account manager and, in many cases, an executive sponsor.

     Increase Global Sales Capabilities. The Company intends to expand its global sales capabilities by increasing the size of its direct sales organization and adding resellers in major markets. In particular, the Company plans to expand its sales and marketing activities in Asia, Australia and Europe. The Company is also developing localized versions of its products for certain international markets.

PRODUCTS

                     [GRAPHIC -- INTERWORLD PRODUCT FAMILY]

     The InterWorld family of products includes the Commerce Exchange platform, application modules, tools and business adapters. The products comprise a highly modular system that simplifies customization to meet each customer's specific requirements. The platform offers independence from specific databases, operating systems and Web servers through the use of a sophisticated abstraction layer that is accessible from application programming interfaces. The applications and tools provide a complete framework for implementing Internet commerce solutions based on client-specific objectives and business practices. Business adapters enable integration of the Internet commerce solution with other information systems within the organization or across the Internet within a trading partner community.

     The Company generally prices licenses of Commerce Exchange on a tiered system based on the underlying hardware configuration. A typical prototype configuration is available for a license fee of approximately $75,000. The minimum production configuration that supports redundancy, fault-tolerance and distributed load balancing across multiple processors is generally available for a license fee of approximately $195,000. Licenses for product configurations that support additional processors, servers and users are available for higher license fees. Application modules, tools, business adapters, component plug-ins, maintenance services and professional services are provided at an additional cost to the customer.

  Commerce Exchange Platform

     Commerce Exchange provides an n-tier, cross platform, component-based architecture that features advanced security, multi-merchant capabilities, multiple database access and multiple Web server and operating system interactions. The Commerce Exchange platform comes bundled with Order Management and Customer Service application modules and development tools for customizing solutions built upon the platform.

     Commerce Exchange is based upon open standards and a Process-Centric architecture. Developed in the object-oriented programming languages of C++ and Java, the Commerce Exchange platform employs state-of-the-art software design and development practices. In addition, Commerce Exchange provides open application programming interfaces to enable custom application components to "plug and play" with others. Commerce Exchange supports industry standard Web browsers, including Microsoft Explorer and Netscape Navigator. The InterWorld platform operates on multiple operating systems, including Microsoft Windows NT and Sun Solaris-UNIX. Data access is handled via native drivers that support high performance databases, including Microsoft SQL Server, Oracle and Sybase. Microsoft IIS and Netscape Enterprise Web servers are supported. The architecture facilitates migration to other database and server platforms as customer demand or market conditions require.

     The Commerce Exchange platform incorporates both generally accepted and advanced Internet security standards. The security components enable secure communication across the Internet among businesses, customers, trading partners and the information systems they use to manage their businesses. These secure trading environments can be established without affecting a customer's existing security scheme or firewall. Commerce Exchange supports three main layers of security, including object-level, file system and database security.

  Application Modules

     InterWorld's application modules provide sophisticated functionality across the selling chain. These modules reside on top of the platform and are implemented to support specific commerce functions and business processes. The configurable nature of InterWorld's application modules enable customers to adopt them in their standard form or to easily customize or extend them to meet the customers' requirements. InterWorld Order Management and Customer Service application modules are bundled with the Commerce Exchange platform.

     InterWorld application modules include the following:

     - Order Management: The InterWorld Order Management module is designed to support the processing of orders within Commerce Exchange. It is comprised of order entry, order management and accounting. Order entry involves the capture of information required to place an order. Order management involves the management of the order after it has been entered, including payment, shipping, inventory and taxation. Order Management supports multiple payment and shipping methods. Accounting involves billing and account management, including the definition of preferences such as billing addresses, ship to addresses, credit card information, credit limits and credit card verification.

     - Customer Service: The InterWorld Customer Service module enables on-line customer self-service. Easy-to-use graphical interfaces enable customers to view both order and payment account information. In addition, customer preferences can be maintained through a customer's personal profile. Customer Service provides a buyer with the ability to verify, edit and change its customer profile, review order history and review payment history.

     - Catalog: The InterWorld Catalog module enables a customer to create an interactive catalog that provides a dynamic on-line buying and selling experience. Specific functionality includes personalized product presentation, dynamic product pricing and discounting, promotion via showcases, descendent products, up-selling, cross-selling, product comparisons and product alternatives. Self-service functions of the Catalog include advanced search capabilities, resulting in an experience directed at buyers' specific needs. Selling organizations can personalize their offerings for dissimilar buyers, diversified products and different localities. Managing the creation, maintenance and usage of thousands of products is accomplished via the Catalog's easy-to-use administrator capabilities.

     - Auction: The InterWorld Auction module creates an on-line auction marketplace where businesses can liquidate after market goods by selling directly to buyers who can bid for products. Auction supports various auction models, such as Yankee and Dutch, and can support multiple auctions occurring simultaneously. Auction is designed to support several time limitations and rules for contention resolution where two bids appear to meet the same criteria. Auction administration can be accomplished locally or remotely.

  Tools

     Commerce Exchange features a number of tools that enable users and administrators with limited programming experience to manage and customize InterWorld's software. In addition, experienced engineers can utilize the Company's tools to develop advanced, customized applications and vertical market solutions based on the Company's software.

     - Workplace: InterWorld's Workplace is an easy-to-use administrator interface that, through its remote management capabilities, provides either a single point of control or distributed administration for all Commerce Exchange standard and custom applications. It enables real-time administration of systems, object components and content, along with authoring and reporting.

     - Process Builder: InterWorld's Process Builder enables the modeling, deployment and modification of business processes without the need for traditional programming languages. Business process flows can be personalized to an individual or group of individuals to support business-to-business and business-to-consumer processes. InterWorld provides a comprehensive component library of generic process components that can be used in the creation of a wide variety of business processes, including tasks like product selection, searches, customer registration, inventory status, credit card verification and placing orders. Process Builder's advanced development environment and comprehensive application programming interface also allow developers and business administrators to build new process components that interact with existing process flows.

     - Application Programming Interfaces ("APIs"): The InterWorld APIs provide access to the objects and components that are used to build Commerce Exchange, enabling customers and strategic partners to develop custom applications. The APIs that are made available for customer development are the same APIs that are used for internal development by InterWorld's software engineers. These C++ APIs interface to all InterWorld software components, providing a flexible infrastructure for the further development and extension of Commerce Exchange functionality.

  Business Adapters and Component Plug-Ins

                                  [GRAPHIC --
                 BUSINESS ADAPTERS FOR ENTERPRISE INTEGRATION]

     InterWorld Business Adapters provide interfaces with a customer's and its trading partners' information systems. Business Adapters provide the ability to integrate back office functions into the Internet commerce system. Business Adapters also interface with enterprise resource planning, supply chain management, customer asset management, fulfillment and fulfillment systems. InterWorld's Business Adapters are implemented by its professional services organization to meet its customers' specific requirements. InterWorld's use of Business Adapters allows it to enhance its solution without diverting resources from the Company's core competencies. InterWorld's Business Adapters have been implemented or technically designed for products from the following vendors:

     - Enterprise Resource Planning: SAP Corporation, PeopleSoft, Inc., JD Edwards & Company, Oracle Corporation (Financials), Smith-Gardner and Associates, Inc. and SSA Software, Inc.

     - Supply Chain Management: i2 Technologies, Inc.

     - Customer Asset Management: Clarify Inc., Remedy Corporation and The Vantive Corporation

     - Sales Tax Calculation: TAXWARE International, Inc. and Vertex Inc.

     - Shipping and Fulfillment Calculation: TanData Corporation and Federal Express Corporation

     - Payment Processing: CyberCash, Inc., Quest and FirstUSA Inc.

     - Digital Product Clearinghouse: CyberSource Inc.

     - Messaging Interfaces: TIBCO Inc., Active Software Inc. and IBM (Lotus Notes)

     - EDI Business Adapters: The Mercator Corporation, Software Technologies Corporation and AT&T (InterCommerce)

     - Zip Code: TAXWARE International, Inc. and Cybersource Inc.

In addition, InterWorld's professional service organization has designed component plug-ins that provide extended functionality and that can be easily integrated into the Company's solution. Component plug-ins include address book, coupon, gift certificate, multiple ship to, subscription, survey and time and billing.

PRODUCT DEVELOPMENT

     As of March 31, 1998, InterWorld's development organization was comprised of 61 developers, development managers, quality assurance personnel and testing engineers. There are strategic and tactical development groups within the organization. The strategic development group focuses on developing application functionality for sales, order management, fulfillment and customer service processes, as well as enhancing the platform and tools. The tactical development group develops products and features in connection with specific customer implementations. To the extent that the Company believes that such products have broader application, they are transitioned into the core Commerce Exchange family of products.

     InterWorld employs a collaborative, customer-oriented product development process. Through the participation in InterWorld's Customer Advisory Councils, current and prospective customers have input into future product direction and functionality.

     InterWorld follows a rigorous quality assurance and testing process. This process is designed to identify software defects through the entire development cycle. Several test types are employed and defect reports and metrics are tracked to ensure resolution, including system testing and performance benchmarking.

SERVICES AND SUPPORT

     InterWorld provides a range of services associated with the implementation, customization and maintenance of Commerce Exchange products. Services include professional services, education and training services and client support services.

     Professional services include consulting and system integration services that are associated with the planning, installation and customization of the Commerce Exchange family of products. Professional services are generally billed on a time-and-materials basis. InterWorld has developed a nine-step implementation methodology that is designed to facilitate the successful, rapid and cost-effective implementation of Commerce Exchange. InterWorld's implementation methodology is based on the following steps: sales cycle analysis, project planning and management, technology analysis and preparation, business design, site design, site development, site testing, conversion and post-implementation review.

     Technical education and training services for InterWorld's customers and certified systems integration partners are available both on-site and off-site and cover the implementation, management, utilization and customization of InterWorld's products.

     InterWorld's customer support is available up to 24 hours a day, seven days a week, 365 days a year. Technical support services include on-line support via the Internet, toll-free telephone technical support, and direct support from a customer satisfaction team. These services are provided in connection with maintenance agreements and are typically charged as a percentage of license fees. InterWorld has developed customer service programs, including one-to-one workshops and customer satisfaction teams consisting of a sales representative, a technical account manager and, in many cases, an executive sponsor. Customer satisfaction is tracked on an account-by-account basis and reported to the Company's executive management team.

CUSTOMERS

     As of March 31, 1998, the Company had over 45 customers. InterWorld markets its products and services to companies with complex selling chain processes, including large domestic and international manufacturers, distributors, resellers, retailers, direct marketers and commerce service providers. The Company believes that those organizations that are most likely to use InterWorld's products sell a large number of products, using diverse distribution channels with a large number of trading partners.

     The Company provides enterprise-class Internet commerce application software to customers in a variety of industries, as indicated by the selected customers set forth below, each of which was responsible for at least $150,000 in InterWorld revenues for the period from January 1, 1997 to March 31, 1998:

      ActionWorld, Inc.
      American Eagle Outfitters, Inc.
      Banctec USA, Inc.
      Broderbund Software, Inc.
      Cendant Corporation
      Digital Commerce Corporation
      Electronic Data Systems Corporation
      Genesis Direct, Inc.
      Home Services Management, Inc.
      J&R Electronics, Inc.
      Micro Warehouse, Inc.
      Multiple Zones International, Inc.
      Softbank Corp.
      Street Technologies Inc.
      Toys "R" Us Inc.
      WattMonitor LLC

SALES AND MARKETING

     The Company markets its products and services primarily through its direct sales organization. As of March 31, 1998, the Company's sales force consisted of 25 employees located in nine domestic offices (Atlanta, Bellevue, Boston, Chicago, Dallas, Los Angeles, New York, Washington D.C. and San Francisco) and four international offices (London, Melbourne, Sydney and

Toronto). The Company intends to continue to add sales personnel worldwide. The Company supplements its direct sales efforts with strategic marketing alliances, including relationships with Electronic Data Systems Corporation, Federal Express Corporation, Hewlett-Packard Company, KPMG Peat Marwick LLP and NCR Corporation.

     The Company deploys sales teams consisting of both sales and technical professionals to create industry specific proposals, presentations and demonstrations that address the requirements of the customer. The decision makers within InterWorld's prospective customers are typically their executive management teams. Currently, the sales cycle for the Company's products typically ranges from two to 12 months.

     InterWorld's marketing programs are targeted at sales, marketing and information technology executives within large, multi-national organizations. Marketing activities include branding, such as advertising and public relations campaigns; lead generation and management; direct mail campaigns; field and channel marketing, including joint marketing with strategic partners; product marketing; and development of technology alliances.

COMPETITION

     There is intense competition in the Internet commerce software industry. The Company expects competition to continue and intensify in the future. The Company competes against the in-house development efforts of companies engaged in Internet commerce, as well as other software application vendors and developers. The Company's current competitors include BroadVision, Inc., CommerceOne, Inc., Connect, Inc., IBM, Microsoft Corporation, Netscape Communications Corporation, Open Market Inc., Oracle Corporation and Pandesic LLC. The Company expects other companies to enter its market. Many of the Company's present and potential competitors have greater financial, technical, marketing and other resources than the Company. This may place the Company at a disadvantage in responding to the offerings of its competitors, technological changes or changes in customer requirements. Also, many of its competitors can take advantage of greater name recognition, more extensive customer bases and a broader range of product offerings. The principal competitive factors affecting the market for the Company's products are product performance, customer service and price. The Company's market is still evolving, and the Company may not be able to compete successfully with current or future competitors, and competitive pressures faced by the Company may have a material adverse effect on the Company. See "Risk Factors -- Competition."

PROPRIETARY RIGHTS

     The Company relies on intellectual property laws, employee and third-party non-disclosure agreements and other methods to protect its proprietary rights. The Company currently has one patent application pending in the United States relating to the Company's product architecture and technology. While the Company believes that the pending patent application relates to a patentable invention, the pending or any future patent applications may not be granted, and any patent relied upon by the Company in the future may be challenged, invalidated or circumvented. Moreover, the rights granted under any patent granted to the Company or under licensing agreements may not provide competitive advantages to the Company. The Company believes that, due to the rapid pace of technological innovation for Internet commerce solutions, the Company's ability to establish and maintain a position of technology leadership in the industry is dependent more on the skills of its development personnel than upon the legal protections afforded its existing technology.

     The Company's success is dependent in part upon its proprietary software technology. Its agreements with employees, consultants and others who participate in the development of its software may be breached, and the Company may not have adequate remedies for any breach. In addition, the Company's trade secrets may otherwise become known to or independently developed by competitors. Furthermore, the Company's efforts to protect its proprietary technology may fail to prevent the development and design by others of products or technology similar to or competitive with those developed by the Company.

     The computer software market is characterized by frequent and substantial intellectual property litigation. Intellectual property litigation is complex and expensive, and the outcome of such litigation is difficult to predict. BroadVision, Inc. and Open Market Inc., two of the Company's competitors, have recently been issued U.S. patents on certain aspects of their electronic commerce products. Although the Company does not believe that it is infringing their patent rights, either of those companies may claim that InterWorld is doing so. If any such claim was made against InterWorld, the Company could be materially adversely affected, particularly if it was unsuccessful in defending such claim.

     The Company's success will depend in part on its continued ability to obtain and use licensed technology that is important to the performance of its products. An inability to continue to procure or use such technology would likely have a material adverse effect on the Company.

EMPLOYEES

     As of March 31, 1998, the Company had a total of 187 employees. Of the total employees, nine were in management, 61 were in development and product management, 50 in sales and marketing, 40 in worldwide services and 27 in internal operations. As of March 31, 1998, the Company had three independent contractors in development and product management. None of the Company's employees are represented by a labor union. The Company has not experienced any work stoppages and considers its relations with its employees to be good.

PROPERTIES

     InterWorld's principal offices are located in New York, New York and consist of approximately 47,000 square feet of leased office space. The lease for the New York offices expires in April 2008. The Company believes that its existing facilities are adequate to meet its needs for the foreseeable future. The Company also rents office space in various cities in the United States and in other countries for sales and field service and support activities.

LITIGATION

     InterWorld is not involved in any material litigation.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth certain information regarding the executive officers and directors of the Company:

NAME                               AGE                       POSITION
----                               ---                       --------
Michael J. Donahue...............  35     Chairman
Alan J. Andreini.................  52     President and Chief Executive Officer, Director
Jerry Lyons......................  40     Chief Financial Officer
Daniel Turano....................  49     Vice President, Worldwide Field Operations
Susan Fairty.....................  39     Vice President, Marketing
Daniel R. Santell................  40     Vice President, Worldwide Services
Stephen Law......................  44     Vice President, Engineering
Steven Rabin.....................  43     Vice President, Development
Amy Aguilar-Brown................  32     Vice President, Legal Affairs and Secretary
Kenneth G. Langone...............  63     Director
Joseph C. Robinson...............  35     Director
Yves Sisteron....................  43     Director
Jack Slevin......................  61     Director
Russell West.....................  55     Director

     Michael J. Donahue. Mr. Donahue co-founded InterWorld in March 1995 and serves as its Chairman. He served as Co-Chairman and Chief Technology Officer of the Company from April 1997 until June 1998. He also served as President of InterWorld from March 1995 until April 1997. Prior to founding InterWorld, from 1992 to 1995, Mr. Donahue was the sole proprietor of Donahue & Associates, Inc., an information technology consulting firm specializing in strategic planning and systems reengineering.

     Alan J. Andreini. Mr. Andreini joined InterWorld in April 1997 and serves as its President and Chief Executive Officer and as a director. He served as President and Chief Operating Officer of the Company from April 1997 to June 1998. Prior to joining InterWorld, Mr. Andreini was Executive Vice President and a member of the Office of the President of Comdisco, Inc. Mr. Andreini joined Comdisco in 1978, and was named Senior Vice President in 1986 and Executive Vice President in 1994. He also serves as a director of Comdisco, Inc., Youth Services International, Inc. and Heartland Technology, Inc.

     Jerry Lyons. Mr. Lyons joined InterWorld in August 1996 and serves as its Chief Financial Officer. Prior to joining InterWorld, Mr. Lyons served as the Chief Financial Officer of MCI/ NewsCorp Internet Ventures from December 1994 to August 1996. From 1991 through November 1994, Mr. Lyons served as the Chief Financial Officer of OCP America, a pharmaceutical distribution company. Mr. Lyons has committed to accept an executive operating position with ActionWorld. Accordingly, InterWorld is actively seeking to hire a new Chief Financial Officer.

     Daniel Turano. Mr. Turano joined InterWorld in October 1997 and serves as its Vice President, Worldwide Field Operations. Prior to joining InterWorld, Mr. Turano was Vice President, North American Field Operations for Scopus Technology, Inc., from January 1997 to October 1997. From September 1995 to December 1996, he served as Senior Vice President of Worldwide Field Operations for Siebel Systems, Inc. From September 1991 to September 1995, Mr. Turano served in various senior sales capacities at Oracle Corporation, including Group Vice President of Eastern U.S. Sales.

     Susan Fairty. Ms. Fairty joined InterWorld in November 1997 as Vice President, Marketing. Prior to joining InterWorld, Ms. Fairty was employed by Perot Systems Corporation from

April 1996 to August 1997 as Chief Technology Officer and Senior Vice President of Marketing. From 1991 to 1996, she was employed by IBM in various sales, marketing and product development capacities, including most recently as Vice President Sales and Marketing, Internet Division from October 1995 to April 1996 and Vice President Business Development, Personal Systems and Software from February 1995 to October 1995.

     Daniel R. Santell. Mr. Santell joined InterWorld in July 1996 as Vice President, Field Operations. In November 1997, he was named Vice President, Worldwide Services. From December 1995 to July 1996, he served as Director of the North American Client Services Division for SSA Corporation, Inc., a software services company. From November 1992 to October 1995, Mr. Santell served in various technical and sales executive capacities for Platinum Software Corporation.

     Stephen Law. Mr. Law joined InterWorld in May 1998 as its Vice President, Engineering. Prior to joining InterWorld, Mr. Law was the Chief Technology Officer of Global Financial Services at Perot Systems Corporation from February 1997 to May 1998. Prior to joining Perot Systems, Mr. Law was the Vice President of Global Derivatives Systems Development at Citibank Corporation from December 1992 to February 1997.

     Steven Rabin. Mr. Rabin joined InterWorld in May 1997 as Vice President, Development. From 1987 to May 1997, Mr. Rabin was the Chief Technologist for American Software, Inc.

     Amy Aguilar-Brown. Ms. Aguilar-Brown joined InterWorld in September 1997 as Vice President, Legal Affairs. Ms. Brown was also appointed Secretary of InterWorld in May 1998. Prior to joining InterWorld, Ms. Aguilar-Brown served as Director of Field Operations and Legal Affairs for Sybase, Inc. from April 1994 to September 1997. From January 1992 to April 1994, she served as Director of Operations for MicroDecisionware, Inc., which was acquired by Sybase, Inc.

     Kenneth G. Langone. Mr. Langone has been a director of the Company since 1996. Mr. Langone has been Chairman and President of Invemed Associates, Inc., which he founded, since 1974, and chairman and chief executive officer of Salem Nationalease Corp. since 1975. Mr. Langone has also served as a director of The Home Depot, Inc. since 1978. He also serves as a director for Unifi, Inc., DBT On-line, Inc. and Tricon Global Restaurants, Inc.

     Joseph C. Robinson. Mr. Robinson has been a director of the Company since 1995. Mr. Robinson co-founded InterWorld in March 1995 and served as its Executive Vice President until May 1998. Since April 1997, Mr. Robinson has served as Chief Executive Officer and President of ActionWorld, Inc. and currently serves as a director of ActionWorld, Inc. Prior to joining InterWorld, from 1989 to 1994, Mr. Robinson was employed by Douglas, Elliman, Gibbons and Ives, a real estate brokerage firm.

     Yves Sisteron. Mr. Sisteron has been a director of the Company since 1996. Mr. Sisteron has been a Principal of Global Retail Partners, L.P., an investment fund, since January 1996 and a Manager of U.S. Investments at Carrefour S.A. since 1993. Mr. Sisteron serves as a director of CitySearch, Inc. and P.F. Chang's China Bistro, Inc.

     Jack Slevin. Mr. Slevin has been a director of the Company since 1997. Mr. Slevin is the Chairman and Chief Executive Officer and a director of Comdisco, Inc. Prior to his present position, from October 1994 to June 1995 Mr. Slevin was Chief Operating Officer at Comdisco, Inc. and from January 1993 to October 1994, he was Executive Vice President of North American Sales at Comdisco, Inc. He became a member of the Office of the President when it was created in 1992 and has been a member of Comdisco's board of directors since 1979. Mr. Slevin is also currently a director of U.S. West, Inc. and Telehub Network Services Corporation.

     Russell West. Mr. West has been a director of the Company since 1996. Mr. West is an Executive Vice President and Chief Technology Officer for Comdisco, Inc., where he has been employed since 1977.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has established an Audit Committee and a Compensation Committee. The Board of Directors does not have an Executive or Nominating Committee. The selection of nominees to the Board of Directors will be made by the entire Board of Directors.

     The Audit Committee is comprised of Messrs. Langone and Slevin. The Audit Committee is responsible for reviewing with management the financial controls and accounting and reporting activities of the Company. The Audit Committee reviews the qualifications of the Company's independent auditors, makes recommendations to the Board of Directors regarding the selection of independent auditors, reviews the scope, fees and results of any audit and reviews non-audit services and related fees.

     The Compensation Committee is comprised of Messrs. Sisteron and Slevin. The Compensation Committee is responsible for the administration of all salary and incentive compensation plans for the officers and key employees of the Company, including bonuses. The Compensation Committee also administers the Company's stock option and purchase plans and establishes the terms and conditions of all stock options granted thereunder.

DIRECTOR COMPENSATION

     Directors do not receive any cash remuneration for serving as directors. All directors are eligible to participate in the Company's stock option plan. Each of Messrs. Langone, Slevin, Sisteron and West were granted options to purchase 40,000 shares of Common Stock at an exercise price of $2.00 per share upon their appointment to the Board. See "-- Stock Plans."

EXECUTIVE COMPENSATION

     The following table sets forth certain information concerning the compensation paid by the Company to the Company's current Chief Executive Officer and the four other most highly compensated executive officers of the Company and the Company's former Chief Executive Officer (collectively, the "Named Executive Officers") for services rendered in all capacities to the Company in 1997.

                           SUMMARY COMPENSATION TABLE

                                                                              LONG-TERM COMPENSATION
                                                                         ---------------------------------
                                           ANNUAL COMPENSATION                   AWARDS            PAYOUTS
                                    ----------------------------------   -----------------------   -------
                                                                                      SECURITIES
                                                             OTHER       RESTRICTED   UNDERLYING                 ALL
                                                             ANNUAL        STOCK       OPTIONS/     LTIP        OTHER
NAME AND POSITION            YEAR    SALARY     BONUS     COMPENSATION     AWARDS       SAR(#)     PAYOUTS   COMPENSATION
-----------------            ----   --------   --------   ------------   ----------   ----------   -------   ------------
Michael J. Donahue.........  1997   $240,000         --          --         --              --       --             --
  Chairman
Alan J. Andreini...........  1997   $146,666         --          --         --         892,849       --        $28,715(1)
  President and Chief
  Executive Officer
Jerry Lyons................  1997   $150,000         --          --         --          10,000       --             --
  Chief Financial Officer
Daniel Turano..............  1997   $ 30,000   $100,000          --         --         195,000       --             --
  Vice President, Worldwide
  Field Operations
Daniel R. Santell..........  1997   $150,000         --          --         --              --       --             --
  Vice President, Worldwide
  Services
Robert L. Zangrillo(2).....  1997   $240,000         --     $36,000(3)      --              --       --             --
  Former Chief Executive
  Officer

------------------------------------
(1) Represents relocation expense reimbursement.

(2) Mr. Zangrillo resigned in June 1998.

(3) Represents amounts paid to a corporation controlled by Mr. Zangrillo for rent in connection with a home office.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth all individual grants of stock options during the year ended December 31, 1997 to each of the Named Executive Officers:

                                            INDIVIDUAL GRANTS
                         -------------------------------------------------------
                         NUMBER OF      PERCENT OF
                         SECURITIES       TOTAL
                         UNDERLYING      OPTIONS
                          OPTIONS       GRANTED TO     EXERCISE OR
                          GRANTED      EMPLOYEES IN    BASE PRICE     EXPIRATION    GRANT DATE
NAME                       (#)(1)      FISCAL YEAR       ($/SH)          DATE        VALUE(2)
----                     ----------    ------------    -----------    ----------    ----------
Michael J. Donahue.....        --            --              --             --              --
Alan J. Andreini(3)....   892,849          49.0%          $2.00        7/28/04      $2,171,400
Jerry Lyons(4).........    10,000           0.5            2.00        7/28/04          24,320
Daniel Turano(5).......   195,000          10.7            2.00        7/28/04         474,420
Daniel R. Santell......        --            --              --             --              --
Robert L. Zangrillo....        --            --              --             --              --

------------------------------------
(1) All options were granted pursuant to the Stock Option Plan.

(2) Grant date value was determined on the date of grant using the Black-Scholes option-pricing model based on the following assumptions: volatility -- 75%; expected life -- five years; risk-free interest rate -- 5.9%; and no dividend yield.

(3) Options to purchase 267,855 shares of Common Stock granted to Mr. Andreini vested on May 1, 1997, of which he exercised options to purchase 250,000 shares. The remaining options held by Mr. Andreini vest (i) as to 178,570 shares of Common Stock, upon the consummation of the Offering, and (ii) as to 446,424 shares of Common Stock, in sixteen equal quarterly installments commencing June 30, 1998.

(4) Mr. Lyons' options vest 20% on April 1, 1998 and 5% on the first day following each completed quarter thereafter.

(5) Mr. Turano's options vest in the following manner: (i) 45,000 options vest on August 15, 1998 and (ii) the remaining 150,000 options vest 20% on November 1, 1998 and 5% on the first day following each completed quarter thereafter.

                         FISCAL YEAR-END OPTION VALUES

     The following table sets forth information with respect to the number and value of the outstanding options held by the Named Executive Officers at December 31, 1997:

                                      NUMBER OF SECURITIES               VALUE OF UNEXERCISED
                                     UNDERLYING UNEXERCISED                  IN-THE-MONEY
                                 OPTIONS AT FISCAL YEAR-END(#):     OPTIONS AT FISCAL YEAR-END($):
NAME                                EXERCISABLE/UNEXERCISABLE        EXERCISABLE/UNEXERCISABLE(1)
----                             -------------------------------    -------------------------------
Michael J. Donahue.............                0/0                                0/0
Alan J. Andreini(2)............          267,855/624,994
Jerry Lyons....................           13,750/51,250
Daniel Turano..................                0/195,000                          0/
Daniel R. Santell..............           41,250/123,750
Robert L. Zangrillo............                0/0                                0/0

------------------------------------
(1) Based on the initial public offering price per share of the Common Stock
    (assumed to be $          ).

(2) On March 30, 1998, Mr. Andreini exercised 250,000 options at a price of
    $2.00 per share. The value realized upon such exercise is $       , based on
    an assumed initial public offering price of $     .

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Prior to the Offering, the Board of Directors of the Company, including Messrs. Andreini and Donahue who are executive officers of the Company and Messrs. Robinson and Zangrillo who were executive officers of the Company, determined the compensation of the Company's executive officers and administered the Company's stock option plan.

STOCK PLANS

     Stock Option Plan. The Company has adopted the Amended and Restated 1996 Stock Option Plan (the "Stock Option Plan"). The Stock Option Plan permits the grant of (i) options to purchase shares of Common Stock intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") ("Incentive Stock Options"), and (ii) options that do not so qualify ("Non-Qualified Options"). No award may be granted under the Stock Option Plan after 2006. The Stock Option Plan is administered by the Compensation Committee.

     6,600,000 shares of Common Stock have been reserved for issuance under the Stock Option Plan. The number of shares reserved for issuance under the Stock Option Plan is subject to adjustment for stock splits, stock dividends, recapitalizations, reclassifications and similar events. If an option granted under the Stock Option Plan expires unexercised or is terminated or cancelled for any reason, the shares of Common Stock previously reserved for issuance thereunder will be available for future option grants under the Stock Option Plan.

     Options may be granted to persons who are, at the time of grant, employees, officers or directors of or consultants to the Company, except that Incentive Stock Options may only be granted to individuals who are employees of the Company.

     Options granted under the Stock Option Plan must be exercised within no more than seven years of the grant date, except that an Incentive Stock Option granted to a person owning more than 10% of the total combined voting power of all classes of stock of the Company (a "Ten Percent Stockholder") must be exercised within no more that five years of the grant date. No options may be assigned or transferred by the optionee other than by will or the laws of descent or distribution. Each option may be exercised only by the optionee during his or her lifetime.

     The exercise price for each option granted will be determined by the Compensation Committee at the time of grant. Options may not be granted at an exercise price less than the fair market value per share of Common Stock. For Incentive Stock Options granted to a Ten Percent Stockholder, the exercise price shall not be less than 110% of the fair market value per share of Common Stock.

     Options may be made exercisable in installments, and the exercisability of Options may be accelerated by the Compensation Committee. Options granted under the Stock Option Plan typically vest 20% on the first anniversary of the date of grant and 5% each quarter thereafter.

     As of the date of this Prospectus, an aggregate of 3,537,457 options were outstanding under the Stock Option Plan at a weighted average exercise price of $2.87 per share, options to purchase 342,386 shares had been exercised and an aggregate of 2,720,157 shares were available for future options grants. Each director who is not an employee of the Company receives Non-Qualified Options to purchase 40,000 shares of Common Stock when such director is elected to the Board.

     Employee Stock Purchase Plan. The Company has adopted, effective upon the date of this Prospectus, an employee stock purchase plan (the "Stock Purchase Plan"). Under the Stock Purchase Plan, eligible employees will be granted options (exercisable by electing to participate in the Plan) to purchase shares of Common Stock generally through regular payroll deductions. The Stock Purchase Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Code. The total number of shares of Common Stock that are authorized for issuance under the Stock Purchase Plan is 1,000,000. All full-time employees of the Company will be eligible to participate in the Stock Purchase Plan, subject to certain limited exceptions. Options will be granted generally every six months to eligible employees and, if not exercised, will expire on the last day of the sixth-month period in which granted. Employees electing to participate for any semi-annual period will authorize payroll deductions at a stated whole percentage ranging from 2% to 10% of compensation, as determined by the participant. Options will be nontransferable other than by will or by operation of the laws of descent and distribution. The purchase price for shares offered under the Stock Purchase Plan each year will be equal to a percentage designated by the Compensation Committee (not less than 85%) of the fair market value of the Common Stock at the semi-annual date of exercise as evidenced by the closing price of the Common Stock on such date as reported on the Nasdaq National Market. The Stock Purchase Plan will expire on the tenth anniversary of the date of this Prospectus, unless sooner terminated by the Board of Directors. The Board of Directors of the Company may amend, suspend or terminate the Stock Purchase Plan at any time and from time to time, subject to certain limitations. The Stock Purchase Plan will be administered by the Compensation Committee.

401(K) PLAN

     The Company has a defined contribution savings plan (the "401(k) Plan"), which qualifies under Section 401(k) of the Code. Participants may contribute up to 15% of their gross wages not to exceed, in any given year, a limitation set by Internal Revenue Service regulations. The 401(k) Plan provides for discretionary contributions to be made by the Company as determined by the Company's Board of Directors. The Company has not made any contributions to the 401(k) Plan.

LIMITATION OF LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

     The Company's Certificate of Incorporation and Bylaws provide that the liability of the directors for monetary damages will be limited to the fullest extent permissible under Delaware law. This limitation of liability does not affect the availability of injunctive relief or other equitable remedies.

     The Company's Bylaws provide that the Company will indemnify its directors and officers to the fullest extent permissible under Delaware law. These indemnification provisions require the Company to indemnify such persons against certain liabilities and expenses to which they may become subject by reason of their service as a director or officer of the Company or any of its affiliated enterprises. In addition, prior to the consummation of the Offering, the Company will enter into indemnification agreements with each of its directors providing indemnification to the fullest extent permitted by applicable law and also setting forth certain procedures, including the advancement of expenses, that apply in the event of a claim for indemnification.

                              CERTAIN TRANSACTIONS

ISSUANCES OF CAPITAL STOCK

     In March 1996, in connection with a round of private equity financing, the Company issued 7,500 shares of Common Stock to Yves Sisteron, a director of the Company, 250,000 shares of Common Stock to Wight Investment Partners, a partnership in which Robert Zangrillo, a principal stockholder of the Company, has a pecuniary interest and 500,000 shares of Common Stock to Comdisco, Inc., a company of which Jack Slevin, a director of the Company, serves as Chairman and Chief Executive Officer and Alan J. Andreini, the President and Chief Executive Officer of the Company, serves as a director, for a purchase price of $2.00 per share.

     In July 1996, in connection with a round of private equity financing, the Company issued 156,382 shares of Common Stock to Kenneth Langone, a director of the Company and Chairman and President of Invemed Associates, Inc., an aggregate of 49,661 shares of Common Stock to certain stockholders of the corporate parent of, and officers and employees of, Invemed Associates, Inc., an aggregate of 422,651 shares of Common Stock to Global Retail Partners, L.P. and its affiliates, an investment fund of which Mr. Sisteron is a Principal and an aggregate of 158,494 shares of Common Stock to George Soros, a principal stockholder of the Company, for himself and for certain trusts for the benefit of his children, for a purchase price of $4.732 per share.

     In December 1996, in connection with a round of private equity financing, the Company issued 40,000 shares of Common Stock to Mr. Andreini, an aggregate of 32,000 shares of Common Stock to Global Retail Partners, L.P. and its affiliates, 40,000 shares of Common Stock to Mr. Langone, 4,000 shares of Common Stock to Jerry Lyons, the Chief Financial Officer of the Company, 17,600 shares of Common Stock to Daniel Santell, an officer of the Company, and an aggregate of 681,600 shares of Common Stock to Mr. Soros, for himself and for certain trusts for the benefit of his children, for a purchase price of $6.25 per share.

     In May 1997, in connection with a round of private equity financing, the Company issued 33,333 shares of Common Stock to Mr. Andreini, 81,500 shares of Common Stock to Mr. Langone, 33,333 shares of Common Stock to Mr. Slevin, 501,333 shares of Common Stock to Mr. Soros, 133,333 shares of Common Stock to Comdisco, Inc. and an aggregate of 18,500 shares of Common Stock to certain stockholders of the corporate parent of, and officers and employees of, Invemed Associates, Inc., for a purchase price of $7.50 per share.

     In November 1997, in connection with a round of private equity financing, the Company issued 29,412 shares of Common Stock to Comdisco, Inc. and 428,000 shares of Common Stock to Mr. Soros for a purchase price of $8.50 per share.

     In March 1998, in connection with a round of private equity financing, the Company issued 1,000 shares of Common Stock to Invemed Fund, L.P., a fund affiliated with Invemed Associates, Inc. and whose limited partners are entities affiliated with Credit Suisse First Boston Corporation, and an aggregate of 23,528 shares of Common Stock to an officer and a Managing Director of Credit Suisse First Boston Corporation, for a purchase price of $8.50 per share.

ISSUANCES OF WARRANTS

     In connection with a round of private equity financing, in March 1996 the Company issued warrants to Comdisco, Inc. to purchase 103,420 shares of Common Stock at an exercise price of $2.00 per share.

     In connection with an equipment lease financing, in March 1996, the Company issued warrants to Comdisco, Inc. to purchase 37,500 shares of Common Stock at an exercise price of $2.00 per share.

     In connection with a letter of credit in support of a facility deposit, in January 1997, the Company issued warrants to purchase 25,260 shares of Common Stock at an exercise price of $6.25 per share to Comdisco, Inc.

     In February 1997, in connection with an equipment lease financing, the Company issued warrants to purchase 39,200 shares of Common Stock at an exercise price of $6.25 per share to Comdisco, Inc.

     In April 1997, the Company issued warrants to purchase an aggregate of 75,000 shares of Common Stock at an exercise price of $7.50 per share to Global Retail Partners, L.P. and its affiliates as consideration for certain financial advisory services.

     In connection with two rounds of private equity financing in November 1997 and March 1998, the Company issued warrants to purchase an aggregate of 110,294 and 39,864 shares of Common Stock, respectively, at an exercise price of
$          per share to certain stockholders of the corporate parent of, and officers of, Invemed Associates, Inc., including warrants to purchase 103,129 shares of Common Stock to Mr. Langone, in consideration for assistance provided by Invemed Associates, Inc. in connection with the financings.

     In connection with a loan and security agreement, in June 1998 the Company issued warrants to Comdisco, Inc. as described below under "-- Leases and Licenses with Comdisco, Inc.; Secured Loan from Comdisco, Inc."

LOANS

     In May 1996, the Company made loans to Messrs. Donahue, Robinson and Zangrillo in the principal amounts of $72,118.66, $22,296.23 and $98,169.64, respectively. The loans bear interest at a rate of 6% per annum. The principal and interest on the loans to Messrs. Donahue and Robinson will be forgiven in equal annual installments starting in 1999, except that if either of them voluntarily terminates his employment or service as a director prior to May 2001, his loan, including interest, will become due and payable in May 2001. In May 1998, Mr. Zangrillo repaid $23,169.64 of the principal amount of his loan, reducing the principal amount thereof to $75,000. The balance of Mr. Zangrillo's loan was forgiven in June 1998.

LEASES AND LICENSES WITH COMDISCO, INC.; SECURED LOAN FROM COMDISCO, INC.

     During 1997, the Company completed a sale-leaseback transaction with Comdisco, Inc., selling computer equipment, office equipment and furniture and fixtures having a fair market value of approximately $878,000, net of accumulated depreciation, for approximately $819,000, realizing a loss of approximately $59,000. The lease has been accounted for as a capital lease. During 1997, the Company acquired computer equipment, office equipment and furniture and fixtures pursuant to capital lease agreements with Comdisco. The leases had an aggregate initial principal amount of approximately $3,181,000. In connection with the leases, in March 1996 and February 1997, the Company issued warrants to purchase 37,500 and 39,200 shares of Common Stock at exercise prices of $2.00 and $6.25 per share, respectively, to Comdisco, Inc.

     During 1996 and 1997, the Company recognized product license and service revenues from Comdisco of approximately $156,000 and $12,000, respectively.

     Effective June 1998, the Company entered into a secured loan agreement with Comdisco, Inc. under which the Company may borrow up to $3.0 million. The loan accrues interest, which is payable monthly, at a rate of 10% per annum and is secured by the accounts receivable of the Company. The Company may borrow amounts under the line for a period of twelve months subsequent to its initial borrowing under the loan agreement or until completion of the Offering by the Company. The loan principal is due and payable at the later of 12 months from the initial borrowing or 18 months from the date of the agreement. In connection with the loan agreement, Comdisco was issued a warrant to purchase 14,118 shares of Common Stock at an exercise price of

$9.775 per share. If the Company borrows amounts under the loan agreement, Comdisco will be issued a warrant to purchase up to an additional 14,118 shares of Common Stock at a price of $9.775 per share. As of the date of this Prospectus, the Company has not borrowed any amounts under the loan agreement.

RECENT SALES OF SECURITIES BY THE SELLING STOCKHOLDERS

     In January 1998, Mr. Zangrillo sold an aggregate of 1,000,000 shares of Common Stock to certain other stockholders of the Company for an aggregate purchase price of $6,000,000, or $6.00 per share, including an aggregate of 921,168 shares sold to George Soros, for himself and for certain trusts for the benefit of his children.

     In February 1998, Mr. Donahue sold 33,000 shares of Common Stock to Mr. Andreini for an aggregate purchase price of $198,000, or $6.00 per share.

     In March 1998, Mr. Donahue sold an aggregate of 214,285 shares of Common Stock to certain stockholders of the Company for an aggregate purchase price of $1,500,000, or approximately $7.00 per share, including 39,322 shares to Mr. Langone, 8,928 shares to a Managing Director of Credit Suisse First Boston Corporation, 142,250 shares of Common Stock to Invemed Fund, L.P. and an aggregate of 14,285 shares to an officer and an employee of Invemed Associates, Inc.

     In March 1998, Mr. Robinson sold an aggregate of 214,286 shares of Common Stock to certain stockholders of the Company for an aggregate purchase price of $1,500,000, or approximately $7.00 per share, including 39,322 shares to Mr. Langone, 8,929 shares to a Managing Director of Credit Suisse First Boston Corporation, 142,250 shares of Common Stock to Invemed Fund, L.P. and an aggregate of 14,286 shares to an officer and an employee of Invemed Associates, Inc.

     In March 1998, Mr. Zangrillo sold 37,500 shares of Common Stock, Mr. Donahue sold 175,571 shares of Common Stock and Mr. Robinson sold 71,429 shares of Common Stock for an aggregate purchase price of $1,991,500, or $7.00 per share, to one stockholder of the Company.

     In March 1998, Mr. Donahue and Mr. Zangrillo each sold 37,294 shares of Common Stock for an aggregate purchase price of $633,998, or $8.50 per share, to one stockholder of the Company.

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of the date of this Prospectus and as adjusted to reflect the sale by the Company of the shares offered hereby with respect to: (i) each of the Named Executive Officers; (ii) each director of the Company; (iii) each stockholder known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock; (iv) each Selling Stockholder; and (v) all executive officers and directors as a group. Except as otherwise noted, the persons or entities named in the table have sole voting and investment power with respect to all the shares of Common Stock beneficially owned by them, subject to community property laws where applicable. Except as otherwise indicated, the address of each beneficial owner of more than 5% of the Company's Common Stock is c/o InterWorld Corporation, 395 Hudson Street, 6th Floor, New York, New York 10014.

                           SHARES BENEFICIALLY OWNED                           SHARES BENEFICIALLY OWNED
                              PRIOR TO OFFERING(1)       NUMBER OF SHARES          AFTER OFFERING(1)
                           --------------------------   OF COMMON STOCK TO     -------------------------
NAME OF BENEFICIAL OWNER      NUMBER        PERCENT     BE SOLD IN OFFERING      NUMBER        PERCENT
------------------------   ------------    ----------   -------------------    -----------    ----------
Michael J. Donahue(2)....   5,187,350          24.3%           100,000(15)      5,087,350
Alan J. Andreini(3)......   1,462,902           6.7                 --          1,462,902
Jerry Lyons(4)...........      28,500             *                 --             28,500
Daniel Turano(5).........      45,000             *                 --             45,000
Daniel R. Santell(6).....      83,600             *                 --             83,600
Kenneth G. Langone(7)....     759,155           3.5                 --            759,155
Joseph C. Robinson(8)....   1,736,285           8.1            100,000(15)      1,636,285
Yves Sisteron(9).........     555,151           2.6            125,000(14)        435,151
Jack Slevin(10)..........     925,576           4.3                 --            925,576
Russell West(11).........     900,243           4.2                 --            900,243
George Soros(12).........   2,690,595          12.6                 --          2,690,595
  c/o Soros Fund
  Management LLC
  888 7th Avenue,
  Suite 3300
  New York, New York
  10106
Robert L.
  Zangrillo(13)..........   4,882,706          22.8          1,000,000          3,882,706
  1419 Crystal Lake Road
  Aspen, Colorado 81611
Global Retail Partners,
  L.P. and its
  affiliates.............     529,651           2.5            125,000            404,651
  2121 Avenue of the
  Stars
  Los Angeles, California
  90067(14)
All executive officers
  and directors as a
  group (14 persons).....   9,994,276          44.9%           325,000(16)      9,669,276

------------------------------------
*    Less than one percent.

(1)  Applicable percentage of ownership is based on 21,382,385 shares of Common
     Stock outstanding as of the date of this Prospectus and           shares
     upon consummation of the Offering, together with applicable options for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities, subject to community property laws, where applicable. Shares of Common Stock subject to options that are presently exercisable or exercisable within 60 days are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such person but are not treated as outstanding for the purpose of computing the percentage of any other person.

(2)  Includes 20,000 shares owned by Mr. Donahue's wife.

(3) Includes 45,756 shares subject to stock options that are currently exercisable, 178,570 shares subject to stock options that become exercisable upon consummation of the Offering, and 662,745 shares and warrants to purchase 219,498 shares owned by Comdisco, Inc. Mr. Andreini is a director of Comdisco, Inc.

(4) Includes 24,500 shares subject to stock options that are currently exercisable.

(5) Consists of 45,000 shares subject to stock options that become exercisable on August 15, 1998.

(6) Includes 66,000 shares subject to stock options that are currently exercisable.

(7) Includes warrants to purchase 103,129 shares of Common Stock owned by Mr. Langone, 14,000 shares subject to stock options that are currently exercisable and 285,500 shares owned by Invemed Fund, L.P., a limited partnership of which Invemed Associates, Inc. is the General Partner. Mr. Langone is the President, Chief Executive Officer and Chairman of the Board of Invemed Associates, Inc.

 (8) Includes 30,000 shares held in trust for the benefit of Mr. Robinson's child and 3,000 shares held in a trust of which Mr. Robinson is the trustee.

 (9) Includes 18,000 shares subject to stock options that are currently exercisable. Also includes 454,651 shares of Common Stock and warrants to purchase 75,000 shares of Common Stock owned by Global Retail Partners, L.P. and its affiliates, as to which Mr. Sisteron disclaims beneficial ownership. Mr. Sisteron is a Principal of Global Retail Partners, L.P. See Footnote (14).

(10) Includes 10,000 shares subject to stock options that are currently exercisable, and 662,745 shares and warrants to purchase 219,498 shares owned by Comdisco, Inc. Mr. Slevin is a director of Comdisco, Inc.

(11) Includes 18,000 shares subject to stock options that are currently exercisable, and 662,745 shares and warrants to purchase 219,498 shares owned by Comdisco, Inc. Mr. West is an Executive Vice President and Chief Technology Officer of Comdisco, Inc.

(12) Includes 352,330 shares owned by members of Mr. Soros' family.

(13) Includes 4,612,706 shares owned of record by Strategic Global Partners, LLC, an entity wholly owned and controlled by Mr. Zangrillo, 10,000 shares owned by Mr. Zangrillo's wife, 10,000 shares held in trust for the benefit of Mr. Zangrillo's child and 250,000 shares owned by Wight Investment Partners, a partnership in which Mr. Zangrillo has a pecuniary interest.

(14) Includes 454,651 shares of Common Stock and warrants to purchase 75,000 shares of Common Stock owned by Global Retail Partners, L.P. and certain of its affiliates. The 125,000 shares being sold in the Offering are held of record by the following stockholders: Global Retail Partners, L.P. -- 99,164 shares; Global Retail Partners Funding, Inc. -- 8,089 shares; GRP Partners, L.P. -- 7,262 shares; DLJ Diversified Partners,
     L.P. -- 6,171 shares; DLJ Diversified Partners -- A, L.P. -- 2,292 shares; and DLJ First ESC L.P. -- 2,022 shares.

(15) An aggregate of 200,000 if the Underwriter's over-allotment option is exercised in full.

(16) An aggregate of 525,000 if the Underwriter's over-allotment option is exercised in full.

                          DESCRIPTION OF CAPITAL STOCK

     The Company's authorized capital stock consists of 115,000,000 shares, including: (i) 100,000,000 shares of Common Stock, par value $.01 per share, and
(ii) 15,000,000 shares of preferred stock, par value $.01 per share ("Preferred Stock"). As of June 15, 1998, the Company had issued and outstanding 21,382,385 shares of Common Stock, options to purchase 3,537,457 shares of Common Stock at a weighted average exercise price of $2.87 per share and warrants to purchase 444,656 shares of Common Stock at a weighted average exercise price of $6.42 per share. In addition, the Company has agreed to issue warrants to purchase up to 14,118 shares of Common Stock at an exercise price of $9.775 per share in the event that the Company borrows under a line of credit. The following description of the capital stock of the Company is a summary and is qualified in its entirety by the provisions of the Company's Certificate of Incorporation and the Bylaws, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part. Information in this Prospectus gives effect to the automatic conversion of all outstanding shares of InterWorld's mandatorily redeemable preferred stock into Common Stock upon the consummation of the Offering and an amendment to InterWorld's Certificate of Incorporation to be effected prior to the Offering.

COMMON STOCK

     The holders of Common Stock are entitled to one vote per share on all matters to be voted on by stockholders. The holders of Common Stock are not entitled to cumulative voting rights. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of Common Stock present in person or represented by proxy, voting together as a single class, subject to any voting rights granted to holders of any Preferred Stock. Subject to the rights of any Preferred Stock, the holders of the Common Stock are entitled to such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of Common Stock would be entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights and payment of any distributions owing to holders of shares of Preferred Stock then outstanding, if any. Holders of the shares of Common Stock have no preemptive rights. There are no redemption or sinking fund provisions applicable to the shares of Common Stock. The outstanding shares of Common Stock are, and the shares of Common Stock offered by the Company in the Offering will be, duly authorized, fully paid, validly issued and nonassessable.

PREFERRED STOCK

     The Company's Certificate of Incorporation authorizes the issuance of Preferred Stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Company's Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividends, liquidation, voting or other rights that could adversely affect the voting power or other rights of the holders of Common Stock. In the event of issuance, the preferred stock could be used, under certain circumstances, as a method of preventing a change in control of the Company. No shares of preferred stock are issued or outstanding and the Company has no present plans to issue any shares of preferred stock.

REGISTRATION RIGHTS

     The holders of 7,414,999 shares of Common Stock outstanding immediately after the Offering are entitled to certain rights with respect to the registration of shares under the Securities Act. Under the terms of the agreement between the Company and the holders of such shares, if the Company proposes to register any of its securities under the Securities Act after the Offering, either for its own account or for the account of other security holders exercising registration rights, such holders are entitled to notice of such registration and are entitled to include shares therein. The stockholders benefiting from these rights may also require the Company to file a registration statement under the Securities Act at its expense with respect to their shares of Common Stock on two occasions after the 180th day after the date of this Prospectus, and the Company is required to use its best efforts to effect such registrations. All of these rights are subject to certain conditions and limitations, including the right of the underwriters of an offering to limit the number of shares included in any registration.

WARRANTS

     The Company has issued warrants to purchase 444,656 shares of Common Stock at a weighted average exercise price of $6.42 per share, which are presently exercisable. In addition, the Company has agreed to issue warrants to purchase up to 14,118 shares of Common Stock at an exercise price of $9.775 per share which will be issued and exercisable only in the event that the Company borrows under a line of credit. See "Certain Transactions." All warrants will expire after a period of ten years from issuance or five years from the effective date of the Offering, whichever is longer.

CERTAIN PROVISIONS OF DELAWARE LAW

     Section 203 of the Delaware General Corporation Law prohibits, with certain exceptions, a Delaware corporation from engaging in any of a broad range of business combinations, such as mergers, consolidations and sales of assets, with an "interested stockholder" for a period of three years from the date that such person became an interested stockholder. This makes a takeover of a company more difficult and may have the effect of diminishing the possibility of certain types of "front-end loaded" acquisitions of a company or other unsolicited attempts to acquire a company. This may further have the effect of preventing changes in the board of directors of a company, and it is possible that such provisions could make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

LISTING

     The Company has applied to have the Common Stock approved for quotation on the Nasdaq National Market under the trading symbol "INTW."

TRANSFER AGENT

     The transfer agent for the Company's Common Stock is Chase Mellon Shareholder Services.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to the Offering, there has been no public market for the Common Stock. Future sales of substantial amounts of Common Stock in the public market, or the perception that such sales could occur, could adversely affect the market price of the Common Stock.

     Upon consummation of the Offering, the Company will have outstanding shares of Common Stock. Of these shares, the
shares sold in the Offering will be freely tradable without restriction or further registration under the Securities Act, unless they are purchased by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act (which sales would be subject to certain restrictions under Rule
144). The remaining 20,057,385 outstanding shares of Common Stock will be "restricted securities," as that term is defined in Rule 144, and may be sold only if registered or pursuant to an exemption from registration such as are available by compliance with the conditions of Rule 144 under the Securities Act. Certain holders of the Common Stock will also have registration rights allowing them to cause InterWorld to register their shares under the Securities Act. See "Description of Capital Stock -- Registration Rights." In connection with the Offering, InterWorld, its executive officers and directors and certain of its stockholders, including the selling stockholders, who will hold a total
of                shares of Common Stock outstanding after the Offering, have agreed that, subject to certain exceptions relating to transfers that will not occur in market transactions, they will not sell, offer or contract to sell any shares of Common Stock without the prior written consent of Credit Suisse First Boston Corporation for a period of one year after the date of this Prospectus. In addition, certain other stockholders, who will hold a total of shares outstanding after the Offering, have agreed that, with certain exceptions relating to transfers that will not occur in market transactions, they will not sell any shares of Common Stock for a period of 180 days after the date of this Prospectus, or more than a total of shares during the period from 181 days to 270 days after the date of this
Prospectus, or more than a total of                shares during the period from
271 days to one year after the date of this Prospectus (plus any unsold shares that could have been sold in the period from 181 to 270 days after the date of this Prospectus), in any case, without the consent of Credit Suisse First Boston Corporation. After giving effect to the lock-up agreements, the shares that will be restricted securities will be eligible for sale as follows:
               shares as of the date of this Prospectus,                shares
beginning 90 days after the date of this Prospectus,                shares
beginning 180 days after the date of this Prospectus,                shares
beginning 270 days after the date of this Prospectus and the remaining shares beginning one year after the date of this Prospectus. The foregoing discussion does not give effect to the exercise of stock options that may occur.

     After the completion of the Offering, the Company intends to file Registration Statements on Form S-8 under the Securities Act to register 6,257,614 shares of Common Stock reserved for issuance under the Stock Option Plan and 1,000,000 shares of Common Stock reserved for issuance under the Stock Purchase Plan.

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in an Underwriting
Agreement dated                , 1998 (the "Underwriting Agreement"), the
underwriters named below (the "Underwriters"), for whom Credit Suisse First Boston Corporation, Invemed Associates, Inc. and Hambrecht & Quist LLC are acting as representatives (the "Representatives"), have severally but not jointly agreed to purchase from the Company and the Selling Stockholders the following respective numbers of shares of Common Stock:

                                                               NUMBER
UNDERWRITER                                                   OF SHARES
-----------                                                   ---------
Credit Suisse First Boston Corporation......................
Invemed Associates, Inc. ...................................
Hambrecht & Quist LLC.......................................

                                                              --------
          Total.............................................
                                                              ========

     The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will be obligated to purchase all the shares of Common Stock offered hereby (other than those shares covered by the over-allotment option described below) if any are purchased. The Underwriting Agreement provides that, in the event of a default by an Underwriter, in certain circumstances the purchase commitments of non-defaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

     The Company and certain Selling Stockholders have granted to the Underwriters an option, expiring at the close of business on the 30th day after
the date of this Prospectus, to purchase up to                additional shares
from the Company and an aggregate of 200,000 additional shares from such Selling Stockholders at the initial public offering price less the underwriting discounts and commissions, all as set forth on the cover page of this Prospectus. Such option may be exercised only to cover over-allotments in the sale of the shares of Common Stock. To the extent such option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares of Common Stock as it was obligated to purchase pursuant to the Underwriting Agreement.

     The Company and the Selling Stockholders have been advised by the Representatives that the Underwriters propose to offer the shares of Common Stock to the public initially at the public offering price set forth on the cover page of this Prospectus and, through the Representatives, to certain
dealers at such price less a concession of $     per share, and that the
Underwriters and such dealers may allow a discount of $     per share on sales
to certain other dealers. After the
initial public offering, the public offering price and concession and discount to dealers may be changed by the Representatives.

     The Representatives have informed the Company that they do not expect discretionary sales by the Underwriters to exceed 5% of the number of shares of Common Stock offered hereby.

     The Company, its directors, executive officers and certain of its stockholders, including the Selling Stockholders, who will hold a total of shares of Common Stock outstanding after the Offering, have agreed that, for a period of one year after the date of this Prospectus, and
certain other stockholders, who will hold a total of                shares
outstanding after the Offering have agreed that, for a period of from 180 days to one year after the date of this Prospectus as more fully described under "Shares Eligible for Future Sale," they will not (i) offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or, in the case of the Company, file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of Common Stock or securities or other rights convertible into or exchangeable or exercisable for any shares of Common Stock, or publicly disclose the intention to make any such offer, sale, contract to sell, pledge, disposition or, in the case of the Company, filing, or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of such shares of Common Stock, in each case without the prior written consent of Credit Suisse First Boston Corporation, except, in the case of the Company, issuances of Common Stock pursuant to the conversion or exchange of convertible or exchangeable securities or the exercise of warrants or options, in each case outstanding on the date of this Prospectus, grants of employee stock options pursuant to the Stock Option Plan or the Stock Purchase Plan and issuances of Common Stock pursuant to the exercise of such options, and except in the case of an individual, bona fide gifts to or for the benefit, directly or indirectly, of members of such individual's family for estate planning purposes, provided that such gifts are made other than on any securities exchange or in the over-the-counter market and that such donees agree to terms substantially similar to the foregoing for the benefit of the Company and the Underwriters. See "Shares Eligible for Future Sale."

     The Underwriters have reserved for sale, at the initial public offering price, up to 5% of the shares of Common Stock offered for employees, directors and certain other persons associated with the Company who have expressed an interest in purchasing such shares of Common Stock in the Offering. The number of shares of Common Stock available for sale to the general public in the Offering will be reduced to the extent such persons purchase the reserved shares. Any reserved shares not so purchased will be offered by the Underwriters to the general public on the same terms as the other shares offered hereby.

     The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including civil liabilities under the Securities Act, or to contribute to payments which the Underwriters may be required to make in respect thereof.

     Application has been made to list the Common Stock on the Nasdaq National Market.

     Invemed Associates, Inc. has provided assistance to the Company in connection with certain of its private equity financings in the past, for which officers of Invemed Associates, Inc. and stockholders of its parent received as compensation warrants to purchase an aggregate of 150,158 shares of Common Stock
at an exercise price of $          per share. As of June 15, 1998, officers and
employees of Invemed Associates, Inc., shareholders of its parent and officers and affiliates of Credit Suisse First Boston Corporation owned an aggregate of 780,143 shares of Common Stock, of which 434,100 shares were purchased within twelve months of the date of this Prospectus. The holders of the 434,100 shares have agreed that, for a period of five years after the date of this Prospectus, they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, such shares of Common Stock. Kenneth Langone, a director and stockholder of the Company, is Chairman of the Board, Chief Executive Officer and President of Invemed

Associates, Inc. and is the principal stockholder of Invemed's parent. See "Certain Transactions" and "Principal and Selling Stockholders."

     Prior to the Offering, there has been no public market for the Common Stock. The initial public offering price for the Common Stock will be determined by negotiations among the Company, the Selling Stockholders and Credit Suisse First Boston Corporation on behalf of the Underwriters and does not necessarily reflect the market price of the Common Stock following the Offering. Among the principal factors to be considered in determining the initial public offering price will be market conditions for initial public offerings, the history of and prospects for the Company's business, the Company's past and present operations, its past and present earnings and current financial position, an assessment of the Company's management, the market of securities of companies in businesses similar to those of the Company, the general condition of the securities markets and other relevant factors. There can be no assurance that the initial public offering price will correspond to the market price after the Offering.

     The Representatives, on behalf of the Underwriters, may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934, as amended. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the Common Stock in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the Representatives to reclaim a selling concession from a syndicate member when Common Stock originally sold by such syndicate member is purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the Common Stock to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

     The distribution of the Common Stock in Canada is being made only on a private placement basis exempt from the requirement that the Company and the Selling Stockholders prepare and file a prospectus with the securities regulatory authorities in each province where trades of Common Stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Common Stock.

REPRESENTATIONS OF PURCHASERS

     Each purchaser of Common Stock in Canada who receives a purchase confirmation will be deemed to represent to the Company and the Selling Stockholders and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such Common Stock without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, that such purchaser is purchasing as principal and not as agent, and (iii) such purchaser has reviewed the text above under "Resale Restrictions."

RIGHTS OF ACTION (ONTARIO PURCHASERS)

     The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by
Section 32 of the Regulation under the Securities Act (Ontario). As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

     All of the issuer's directors and officers as well as the experts named herein and the Selling Stockholders may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

     A purchaser of Common Stock to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any Common Stock acquired by such purchaser pursuant to the Offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from the Company. Only one such report must be filed in respect of Common Stock acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

     Canadian purchasers of Common Stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the Common Stock in their particular circumstances and with respect to the eligibility of the Common Stock for investment by the purchaser under relevant Canadian Legislation.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by O'Sullivan Graev & Karabell, LLP, New York, New York. The O'Sullivan Graev & Karabell Profit Sharing Plan owns 22,500 shares of Common Stock, and Robert Seber, a member of the firm, owns 5,000 shares of Common Stock. Certain legal matters in connection with the Offering will be passed upon for the Underwriters by Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania.

                                    EXPERTS

     The consolidated financial statements of InterWorld Corporation as of December 31, 1996 and 1997 and for the period from inception (March 28, 1995) to December 31, 1995 and for the years ended December 31, 1996 and 1997 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

                       CHANGE IN INDEPENDENT ACCOUNTANTS

     In November 1996, InterWorld retained KPMG Peat Marwick LLP as its independent accountants. In July 1997, KPMG Peat Marwick LLP resigned as InterWorld's independent accountants because KPMG Peat Marwick LLP and InterWorld intended to enter into a strategic partnership agreement. No audits were conducted by KPMG Peat Marwick LLP on InterWorld's financial statements, and no reports were issued. There were no disagreements between InterWorld and KPMG Peat Marwick LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

                             ADDITIONAL INFORMATION

     InterWorld has filed a Registration Statement on Form S-1 with the Securities and Exchange Commission. This Prospectus, which forms a part of the Registration Statement, does not contain all of the information included in the Registration Statement. Certain information is omitted and you should refer to the Registration Statement and its exhibits. With respect to references made in this Prospectus to any contract or other document of InterWorld, such references are not necessarily complete and you should refer to the exhibits attached to the Registration Statement for copies of the actual contract or document. You may review a copy of the Registration Statement at the Securities and Exchange Commission's public reference room in Washington, D.C., and at the Securities and Exchange Commission's regional offices in Chicago, Illinois and New York, New York. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. InterWorld's Securities and Exchange Commission filings and the Registration Statement can also be reviewed by accessing the Securities and Commission's Internet site at http://www.sec.gov.

                             INTERWORLD CORPORATION

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Independent Accountants...........................
                                                              F-2
Consolidated Balance Sheets as of December 31, 1996 and 1997
  and March 31, 1998 (unaudited)............................
                                                              F-3
Consolidated Statements of Operations for the period from
  inception (March 28, 1995) through December 31, 1995 and
  for the years ended December 31, 1996 and 1997 and for the three months ended March 31, 1997 (unaudited) and 1998
  (unaudited)...............................................
                                                              F-4
Consolidated Statements of Stockholders' Equity for the
  period from Inception (March 28, 1995) through December
  31, 1995 and for the years ended December 31, 1996 and
  1997 and for the three months ended March 31, 1998
  (unaudited)...............................................
                                                              F-5
Consolidated Statements of Cash Flows for the period from
  inception (March 28, 1995) through December 31, 1995 and
  for the years ended December 31, 1996 and 1997 and for the three months ended March 31, 1997 (unaudited) and 1998
  (unaudited)...............................................
                                                              F-6
Notes to Consolidated Financial Statements..................
                                                              F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Stockholders of InterWorld Corporation

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of InterWorld Corporation and its subsidiaries at December 31, 1995, 1996 and 1997, and the results of their operations and their cash flows for the period from inception (March 28, 1995) through December 31, 1995 and for the years ended December 31, 1996 and 1997 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

New York, New York
June 29, 1998

                             INTERWORLD CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                           PRO FORMA
                                                                                         STOCKHOLDERS'
                                                         DECEMBER 31,                       EQUITY
                                                      ------------------    MARCH 31,      MARCH 31,
                                                       1996       1997        1998           1998
                                                      -------   --------   -----------   -------------
                                                                           (UNAUDITED)    (UNAUDITED)
                                                                                            (NOTE 14)
ASSETS
Current assets:
  Cash and cash equivalents.........................  $ 6,111   $  6,081    $ 12,952
  Accounts receivable (including $156 in 1996 from a
    related party), net of allowance for doubtful
    accounts of $269, $622, and $568,
    respectively....................................      768      4,162       5,355
  Prepayments and other current assets..............      327         78         229
                                                      -------   --------    --------
         TOTAL CURRENT ASSETS.......................    7,206     10,321      18,536
                                                      -------   --------    --------
Property and equipment, net.........................    1,330      6,648       6,425
Other assets including amounts from related parties
  of $193, $211 and $228, respectively..............      329        462         640
                                                      -------   --------    --------
         TOTAL ASSETS...............................  $ 8,865   $ 17,431    $ 25,601
                                                      =======   ========    ========
LIABILITIES, MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable and accrued expenses.............  $ 1,657   $  3,447    $  4,134
  Capital lease obligations to related
    party -- current................................       --      1,258       1,258
  Deferred revenue and customer deposits............      896        490         935
  Deposits on preferred stock subscriptions.........       --        225          --
  Net liabilities of discontinued operations........       --      1,099          --
                                                      -------   --------    --------
         TOTAL CURRENT LIABILITIES..................    2,553      6,519       6,327
                                                      -------   --------    --------
Capital lease obligations to related party -- long
  term..............................................       --      1,861       1,454
Deferred rent.......................................       --        527         703
                                                      -------   --------    --------
         TOTAL LIABILITIES..........................    2,553      8,907       8,484
                                                      -------   --------    --------
Commitments (Note 12)
Mandatorily redeemable Series A Convertible
  Preferred Stock ($0.01 par value; 8,200,000 shares
  authorized, 3,300,131, 6,351,767 and 7,539,999,
  issued and outstanding respectively, none issued
  and outstanding pro forma) (Liquidating preference
  of $13,550, $37,997 and $48,097, respectively)....   13,431     37,319      47,199
Stockholders' equity (deficit):
Preferred stock ($0.01 par value, 15,000,000 shares
  authorized pro forma).............................       --         --          --
Common stock ($0.01 par value, 27,000,000 shares
  authorized, 100,000,000 shares authorized pro
  forma, 13,500,000, 13,505,650 and 13,829,820
  shares issued and outstanding, respectively,
  21,369,819 shares issued and outstanding pro
  forma)............................................      135        135         138            214
Receivables on stock option exercises...............       --         --          (6)            (6)
Additional paid-in capital..........................      267      2,203       4,635         51,758
Accumulated deficit.................................   (7,521)   (31,133)    (34,849)       (34,849)
                                                      -------   --------    --------       --------
TOTAL STOCKHOLDERS' EQUITY (DEFICIT)................   (7,119)   (28,795)    (30,082)        17,117
                                                      -------   --------    --------       --------
         TOTAL LIABILITIES, MANDATORILY REDEEMABLE
           CONVERTIBLE PREFERRED STOCK AND
           STOCKHOLDERS' EQUITY (DEFICIT)...........  $ 8,865   $ 17,431    $ 25,601       $ 17,117
                                                      =======   ========    ========       ========

  The accompanying notes are an integral part of these consolidated financial statements.

                             INTERWORLD CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                       INCEPTION       YEAR ENDED DECEMBER       THREE MONTHS ENDED
                                    (MARCH 28, 1995)           31,                   MARCH 31,
                                    TO DECEMBER 31,    -------------------   --------------------------
                                          1995          1996        1997        1997           1998
                                    ----------------   -------    --------   -----------    -----------
                                                                             (UNAUDITED)    (UNAUDITED)
Revenues, net:
  Product licenses (Note 8).......       $   25        $   779    $  4,883     $   491        $ 2,159
  Services (Note 8)...............          331          1,241       3,073         583          1,102
  Other...........................            3            408         100         100             --
                                         ------        -------    --------     -------        -------
         TOTAL REVENUES, NET......          359          2,428       8,056       1,174          3,261
                                         ------        -------    --------     -------        -------
Cost of revenues:
  Product licenses................            1             82         278          43             42
  Services........................          130          1,735       6,744       2,069          1,159
  Other...........................           --            322         107         107             --
                                         ------        -------    --------     -------        -------
         TOTAL COST OF REVENUES...          131          2,139       7,129       2,219          1,201
                                         ------        -------    --------     -------        -------
      Gross profit (loss).........          228            289         927      (1,045)         2,060
Operating expenses:
  Research and development........          234          2,362       6,863       1,263          2,003
  Sales and marketing.............           --          2,435       8,487       1,729          2,192
  General and administrative......          258          2,730       6,405       1,469          1,181
  Noncash employee compensation...           --             71         752          25            377
                                         ------        -------    --------     -------        -------
         TOTAL OPERATING
           EXPENSES...............          492          7,598      22,507       4,486          5,753
                                         ------        -------    --------     -------        -------
      Loss from operations........         (264)        (7,309)    (21,580)     (5,531)        (3,693)
Other income (expense):
  Interest income.................           --            112         218          43             63
  Interest expense................           --             --        (313)        (32)           (86)
                                         ------        -------    --------     -------        -------
         TOTAL OTHER INCOME
           (EXPENSE)..............           --            112         (95)         11            (23)
                                         ------        -------    --------     -------        -------
Loss from continuing operations...         (264)        (7,197)    (21,675)     (5,520)        (3,716)
                                         ------        -------    --------     -------        -------
Discontinued operations (Note 13):
  Expenses from discontinued
    operations of ActionWorld,
    Inc...........................           --             --      (1,310)       (128)            --
  Provision for operating losses
    to date of disposition........           --             --        (627)         --             --
                                         ------        -------    --------     -------        -------
Net loss..........................       $ (264)       $(7,197)   $(23,612)    $(5,648)       $(3,716)
                                         ======        =======    ========     =======        =======
Basic loss per share and diluted
  loss per share..................       $(0.02)       $ (0.53)   $  (1.75)    $ (0.42)       $ (0.28)
                                         ======        =======    ========     =======        =======
Basic loss per share and diluted
  loss per share from continuing
  operations......................       $(0.02)       $ (0.53)   $  (1.61)    $ (0.41)       $ (0.28)
                                         ======        =======    ========     =======        =======

  The accompanying notes are an integral part of these consolidated financial statements.

                             INTERWORLD CORPORATION

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                          RECEIVABLES                                  TOTAL
                                       COMMON STOCK        ON STOCK     ADDITIONAL                 STOCKHOLDERS'
                                    -------------------     OPTION       PAID-IN     ACCUMULATED      EQUITY
                                      SHARES     AMOUNT    EXERCISES     CAPITAL       DEFICIT       (DEFICIT)
                                    ----------   ------   -----------   ----------   -----------   -------------
Issuance of common stock at
  inception.......................  13,500,000    $135      $   --        $   --      $     --       $    135
Adjustment to accumulated deficit
  for stock split without change
  in par value....................          --      --          --            --           (60)           (60)
Net loss..........................                                                        (264)          (264)
                                    ----------    ----      ------        ------      --------       --------
BALANCE AT DECEMBER 31, 1995......  13,500,000     135          --            --          (324)          (189)
Issuance of Series A preferred
  stock warrants in connection
  with sale of Series A
  convertible preferred stock.....          --      --          --           135            --            135
Issuance of Series A preferred
  stock warrants in connection
  with equipment leases...........          --      --          --            49            --             49
Accretion of mandatorily
  redeemable convertible preferred
  stock to redemption value.......          --      --          --           (16)           --            (16)
Compensatory stock options issued
  to employees and consultants....          --      --          --            99            --             99
Net loss..........................          --      --          --            --        (7,197)        (7,197)
                                    ----------    ----      ------        ------      --------       --------
BALANCE AT DECEMBER 31, 1996......  13,500,000     135          --           267        (7,521)        (7,119)
Issuance of Series A preferred
  stock warrants in connection
  with equipment lease............          --      --          --           161            --            161
Issuance of Series A preferred
  stock warrants in connection
  with security agreement.........          --      --          --           104            --            104
Issuance of Series A preferred
  stock warrants for consulting
  services........................          --      --          --           371            --            371
Issuance of Series A preferred
  stock warrants in connection
  with sale of Series A preferred
  stock...........................          --      --          --           587            --            587
Issuance of common stock upon
  exercise of stock options.......       5,650      --          --             7            --              7
Compensatory stock options issued
  to employees and consultants....          --      --          --           788            --            788
Expenses related to issuance of
  Series A preferred stock........          --      --          --           (54)           --            (54)
Accretion of mandatorily
  redeemable convertible preferred
  stock to redemption value.......          --      --          --           (28)           --            (28)
Net loss..........................          --      --          --            --       (23,612)       (23,612)
                                    ----------    ----      ------        ------      --------       --------
BALANCE AT DECEMBER 31, 1997......  13,505,650     135          --         2,203       (31,133)       (28,795)
Issuance of common stock upon
  exercise of stock options.......     324,170       3          (6)          603            --            600
Compensatory stock options issued
  to employees and consultants....          --      --          --           424            --            424
Issuance of Series A preferred
  stock warrants in connection
  with sale of Series A preferred
  stock...........................          --      --          --           252            --            252
Expenses related to issuance of
  Series A preferred stock........          --      --          --           (20)           --            (20)
Accretion of mandatorily
  redeemable convertible preferred
  stock to redemption value.......          --      --          --           (32)           --            (32)
Distribution of net liabilities of
  ActionWorld, Inc................          --      --          --         1,205            --          1,205
Net loss..........................          --      --          --            --        (3,716)        (3,716)
                                    ----------    ----      ------        ------      --------       --------
BALANCE AT MARCH 31, 1998
  (UNAUDITED).....................  13,829,820    $138      $   (6)       $4,635      $(34,849)      $(30,082)
                                    ==========    ====      ======        ======      ========       ========

  The accompanying notes are an integral part of these consolidated financial statements.

                             INTERWORLD CORPORATION

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                            INCEPTION
                                         (MARCH 28, 1995)       YEAR ENDED          THREE MONTHS ENDED
                                         TO DECEMBER 31,       DECEMBER 31,              MARCH 31,
                                         ----------------   ------------------   -------------------------
                                               1995          1996       1997        1997          1998
                                         ----------------   -------   --------   -----------   -----------
                                                                                 (UNAUDITED)   (UNAUDITED)
Cash flow from operating activities:
Net loss...............................       $(264)        $(7,197)  $(23,612)    $(5,520)      $(3,716)
Adjustments to reconcile net loss to
  net cash provided by (used in)
  operating activities:
  Provision for operating
    losses -- discontinued
    operations.........................          --              --        627          --            --
  Depreciation and amortization........           5             282      1,393         137           575
  Noncash consulting expense...........          --              28        407          --            75
  Noncash employee compensation........          --              71        752          25           377
  Noncash interest expense.............          --              --        157          --            17
  Changes in discontinued operations...          --              --       (561)         --           (50)
  Changes in assets and liabilities:
    Accounts receivable................          --            (768)    (3,394)       (161)       (1,193)
    Prepaid expenses and other current
      assets...........................         (29)           (298)       249         211          (151)
    Accounts payable and accrued
      expenses.........................          --           1,657      1,790       1,961           687
    Deferred revenues and deposits from
      customers........................         315             581       (406)       (764)          445
    Other assets and liabilities.......          --            (280)      (182)        454           (20)
    Deferred rent......................          --              --        527          --           176
                                              -----         -------   --------     -------       -------
         NET CASH PROVIDED BY (USED IN)
           OPERATING ACTIVITIES........          27          (5,924)   (22,253)     (3,657)       (2,778)
                                              -----         -------   --------     -------       -------
Cash flows used in investing
  activities:
  Capital expenditures.................        (101)         (1,516)    (3,530)     (2,199)         (352)
  Capital expenditures of ActionWorld,
    Inc................................          --              --       (117)         --            --
                                              -----         -------   --------     -------       -------
         NET CASH USED IN INVESTING
           ACTIVITIES..................        (101)         (1,516)    (3,647)     (2,199)         (352)
                                              -----         -------   --------     -------       -------
Cash flows from financing activities:
  Proceeds from issuance of common
    stock to founders..................          75              --         --          --            --
  Proceeds from issuance of notes by
    ActionWorld, Inc...................          --              --      1,150          --            --
  Principal payments on capital lease
    obligations........................          --              --       (724)         --          (424)
  Proceeds from sale and leaseback of
    equipment to related party.........          --              --        819         501            --
  Net proceeds from issuance of Series
    A preferred stock..................          --          13,550     24,393         721        10,080
  Deposits on preferred stock
    subscriptions......................          --              --        225          --          (225)
  Proceeds from exercise of common
    stock options......................          --              --          7          --           570
  Notes payable to stockholders........          49             (49)        --          --            --
                                              -----         -------   --------     -------       -------
         NET CASH PROVIDED BY FINANCING
           ACTIVITIES..................         124          13,501     25,870       1,222        10,001
                                              -----         -------   --------     -------       -------
Net increase (decrease) in cash and
  cash equivalents.....................          50           6,061        (30)     (4,634)        6,871
Cash and cash equivalents, beginning of
  period...............................          --              50      6,111       6,111         6,081
                                              -----         -------   --------     -------       -------
Cash and cash equivalents, end of
  period...............................       $  50         $ 6,111   $  6,081     $ 1,477       $12,952
                                              =====         =======   ========     =======       =======
Cash paid for:
Interest...............................       $  --         $    --   $    154     $    --       $    67
                                              =====         =======   ========     =======       =======

  The accompanying notes are an integral part of these consolidated financial statements.

                             INTERWORLD CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (UNAUDITED WITH RESPECT TO MARCH 31, 1998 AND FOR THE
               THREE MONTH PERIODS ENDED MARCH 31, 1997 AND 1998)
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

1.  ORGANIZATION AND BUSINESS

  Organization

     InterWorld Corporation ("InterWorld" or the "Company") was incorporated in March 1995 under the laws of the State of Delaware. The consolidated financial statements of the Company at December 31, 1996 and 1997 and March 31, 1998 include the accounts of the Company and its wholly owned subsidiaries, InterWorld Technology Ventures Pty, Ltd. an Australian corporation and InterWorld Technology Ventures Canada, Ltd., a Canadian corporation, both incorporated in November 1996. In April 1997, the Company formed ActionWorld, Inc., ("ActionWorld") under the laws of the State of Delaware. Until March 30, 1998 the Company was the majority owner of ActionWorld and ActionWorld is included in the consolidated financial statements of the Company at December 31, 1997. On March 30, 1998, the Company completed a spin-off distribution of ActionWorld (Note 13).

  Business

     InterWorld is a leading provider of enterprise-class, Internet commerce software for business-to-business and business-to-consumer applications. InterWorld's Internet commerce products, consisting of its Commerce Exchange platform, application modules, tools and business adapters, provide a software solution designed to enable businesses to conduct commerce over the Internet and to more efficiently manage their selling chain processes. The Company derives its revenues from the following products and services: (i) licensing fees from its Internet commerce software, and (ii) professional services including custom software development, installation, integration, customer support and education.

2.  LIQUIDITY

     The Company has incurred significant operating losses since inception. At December 31, 1997 and March 31, 1998, the Company had an accumulated deficit of $31,133 and $34,849, respectively, and working capital of $3,802 and $12,209, respectively. Such losses have resulted principally from product development costs, sales and marketing costs and general and administrative costs associated with the Company developing its products and expanding its level of operations. In order to fund these efforts, the Company completed private placements of its mandatorily redeemable Series A Convertible Preferred Stock ("Series A Preferred") during 1996 and 1997 (Note 7). The Company utilized the net proceeds from these issuances to fund operations and for working capital requirements. The Company also completed a private placement of its Series A Preferred in March 1998 providing gross proceeds of approximately $10,100 (Note 13). In June 1998, the Company entered into a secured loan agreement with a holder of Series A Preferred under which the Company may borrow up to $3,000 to fund its future cash requirements (Note 13).

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of consolidation

     The accompanying consolidated financial statements include the accounts of the Company and its wholly owned and majority-owned subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.

                             INTERWORLD CORPORATION

     Assets and liabilities of the Company's foreign subsidiaries are translated to U.S. dollars based on exchange rates at the end of the respective reporting period. Income and expense items are translated at average exchange rates during the period. Transaction gains and losses are included in the determination of operating expenses. Cumulative translation adjustments are insignificant at December 31, 1997 and March 31, 1998.

  Accounting estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash equivalents

     Cash equivalents, which are stated at cost, consist of short-term, highly liquid investments, with original maturities of less than three months when purchased. Interest is accrued as earned.

  Equipment

     Equipment is stated at cost. Depreciation is provided on a straight-line basis over the estimated useful lives of the respective assets as follows:

Computer equipment and software.....  3 years
                                      Shorter of lease term or estimated
Leasehold improvements..............  useful life
Furniture and fixtures..............  5 years
Office equipment....................  3 years

  Revenue recognition

     Product licenses

     Revenue from the licensing of the Company's software products is recognized upon shipment to the customer, pursuant to an executed software licensing agreement when no significant vendor obligations exist and collection is probable. If acceptance by the customer is required, revenue is recognized upon customer acceptance. Amounts received from customers in advance of product shipment are classified as deposits from customers. The Company enters into reseller arrangements for its products that typically provide for license fees payable to the Company based on a percentage of the Company's list price. License revenues from the Company's reseller arrangements are recognized upon shipment to the reseller when collection is probable.

     Services revenue

     Revenue from professional services, such as custom development, installation and integration support, is recognized as the services are rendered. Contracts for professional services requiring significant production, modification or customization to the Company's software products are recognized on a percentage of completion basis.

     Revenue from maintenance and customer support services, such as telephone support and product enhancements is recognized ratably over the period of the agreement under which the services are provided, typically one year.

                             INTERWORLD CORPORATION

     Deferred revenue consists principally of billings in advance for services not yet provided.

  Advertising costs

     Advertising costs included in sales and marketing expenses are expensed as incurred and approximated $204, $455 and $61 for the years ended December 31, 1996 and 1997, and the three months ended March 31, 1998, respectively.

  Research and development

     The Company charges all costs incurred to establish the technological feasibility of a product or product enhancement to research and development expense as incurred.

  Fair value of financial instruments

     The carrying values of accounts receivable, accounts payable and accrued expenses approximates their fair values due to the relatively short maturity of these instruments.

  Interim financial data

     The unaudited financial data at March 31, 1998 and for the three months ended March 31, 1997 and 1998 have been prepared by management and include all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the results of operations and cash flows. The results of operations for the three months ended March 31, 1998 are not necessarily indicative of the operating results to be expected for the entire year ending December 31, 1998.

  Income taxes

     Income taxes are accounted for under the asset and liability method. Deferred income taxes are recorded for temporary differences between financial statement carrying amounts and the tax basis of assets and liabilities. Deferred tax assets and liabilities reflect the tax rates expected to be in effect for the years in which the differences are expected to reverse. A valuation allowance is provided if it is more likely than not that some or all of the deferred tax asset will not be realized.

  New accounting pronouncements

     In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("FAS 130"), which requires the presentation of the components of comprehensive income in a company's financial statements for reporting periods beginning subsequent to December 15, 1997. Comprehensive income is defined as the change in a company's equity during a financial reporting period from transactions and other events and circumstances from nonowner sources (including cumulative translation adjustments, minimum pension liabilities and unrealized gains/losses on available-for-sale securities). Effective January 1, 1998 the Company adopted FAS 130. The Company has no significant changes (in any period presented) in its equity from nonowner sources.

     In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, "Disclosure About Segments of an Enterprise and Related Information" ("FAS 131"), which requires that public business enterprises report certain information about operating segments. It also requires that public business enterprises report certain information about their products and services, geographic areas in which they operate and major customers. FAS 131 is effective for fiscal years beginning after December 15, 1997. In the initial year of application, comparative

                             INTERWORLD CORPORATION
information for earlier years must be restated. The adoption of FAS 131 is not expected to have a material impact on the Company's existing disclosures.

4.  PROPERTY AND EQUIPMENT

     Property and equipment is comprised of the following at December 31, 1996, 1997 and March 31, 1998:

                                                 DECEMBER 31,
                                               -----------------    MARCH 31,
                                                1996      1997        1998
                                               ------    -------    ---------
Computer equipment...........................  $1,463    $ 4,196     $ 4,545
Office equipment.............................     113      1,330       1,333
Leasehold improvements.......................      33      1,967       1,967
Furniture and fixtures.......................       8        835         835
                                               ------    -------     -------
                                                1,617      8,328       8,680
Less -- Accumulated depreciation and
  amortization ..............................    (287)    (1,680)     (2,255)
                                               ------    -------     -------
Equipment, net...............................  $1,330    $ 6,648     $ 6,425
                                               ======    =======     =======

     At December 31, 1997 and March 31, 1998, computer equipment, office equipment, and furniture and fixtures include approximately $2,024, $1,149 and $827, respectively, of fixed assets acquired under capital leases. Accumulated depreciation related to these assets approximated $566 at December 31, 1997 and $870 at March 31, 1998.

5.  ACCOUNTS PAYABLE AND ACCRUED EXPENSES

     Accounts payable and accrued expenses are comprised of the following at December 31, 1996 and 1997 and March 31, 1998:

                                                  DECEMBER 31,
                                                ----------------    MARCH 31,
                                                 1996      1997       1998
                                                ------    ------    ---------
Trade accounts payable........................  $  593    $  607     $  871
Accrued commissions...........................      --       509        644
Accrued incentive compensation................     446       856      1,142
Other accrued expenses........................     618     1,475      1,477
                                                ------    ------     ------
                                                $1,657    $3,447     $4,134
                                                ======    ======     ======

6.  LOSS PER COMMON SHARE

     Effective December 31, 1997 the Company adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("FAS 128") which requires presentation of basic earnings per share ("Basic EPS") and diluted earnings per share ("Diluted EPS") by all entities that have publicly traded common stock or potential common stock (options, warrants, convertible securities or contingent stock arrangements). FAS 128 also requires presentation of earnings per share by an entity that has made a filing or is in the process of filing with a regulatory agency in preparation for the sale of those securities in a public market. Basic EPS is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period. The computation of Diluted EPS does not assume

                             INTERWORLD CORPORATION
conversion, exercise or contingent exercise of securities that would have an antidilutive effect on earnings.

     All prior periods presented have been restated for the adoption of FAS 128.

     The computations of basic loss per share and diluted loss per share for the years ended December 31, 1995, 1996 and 1997 and for the three months ended March 31, 1997 and 1998 are as follows:

                                                                       THREE MONTHS ENDED
                                  YEAR ENDED DECEMBER 31,                   MARCH 31,
                          ---------------------------------------   -------------------------
                             1995          1996          1997          1997          1998
                          -----------   -----------   -----------   -----------   -----------
Net loss................  $      (264)  $    (7,197)  $   (23,612)  $    (5,648)  $    (3,716)
                          -----------   -----------   -----------   -----------   -----------
Loss from continuing
  operations............         (264)       (7,197)      (21,675)       (5,520)       (3,716)
                          -----------   -----------   -----------   -----------   -----------
Weighted average shares
  outstanding used for
  basic loss and diluted
  loss per share........   13,500,000    13,500,000    13,500,709    13,500,000    13,511,337
Basic loss and diluted
  loss per share........  $     (0.02)  $     (0.53)  $     (1.75)  $     (0.42)  $     (0.28)
                          ===========   ===========   ===========   ===========   ===========
Basic loss and diluted
  loss per share from
  continuing
  operations............  $     (0.02)  $     (0.53)  $     (1.61)  $     (0.41)  $     (0.28)
                          ===========   ===========   ===========   ===========   ===========

     At December 31, 1997, outstanding options to purchase 2,904,737 shares of common stock, with exercise prices ranging from $1.25 to $2.00 per share, and at March 31, 1998 options to purchase 3,132,770 shares of common stock with exercise prices ranging from $1.25 to $4.25, have been excluded from the computation of diluted loss per share as they are antidilutive. Outstanding warrants to purchase 390,674 and 430,538 shares of common stock with exercise prices ranging from $2.00 to $9.775 per share were also antidilutive and excluded from the computation of diluted loss per share at December 31, 1997 and March 31, 1998, respectively. Common shares issuable upon conversion of Series A Preferred have also been excluded from the computation of diluted loss per share at December 31, 1997 and March 31, 1998 as they are antidilutive.

7.  COMMON STOCK AND CONVERTIBLE PREFERRED STOCK

  Common and preferred stock splits

     Effective March 5, 1996, the Company implemented a 5,400-for-1 stock split, effected in the form of a stock dividend, applicable to all issued and outstanding shares of the Company's common stock.

     On July 12, 1996, the Company implemented a 2.5-for-1 stock split applicable to all issued and outstanding shares of the Company's common and preferred stock (without changing the par value thereof).

     All common and preferred shares and related per share data reflected in the accompanying financial statements and notes thereto, have been presented as if the stock splits had occurred on March 28, 1995 (date of inception).

                             INTERWORLD CORPORATION

  Mandatorily redeemable Series A Convertible Preferred Stock

     At December 31, 1997, the Company had authorized the issuance of 8,200,000 shares of preferred stock, $.01 par value. Such preferred shares have been designated as Series A Preferred. The holders of Series A Preferred are entitled to (i) share in dividends on a pro-rata basis with common stockholders on an as-converted basis; (ii) a liquidation preference equal to the sum of the price paid per share and all declared and unpaid dividends (the "Preference Amount");
(iii) demand redemption of the Preference Amount in the event of a merger where the shareholders of the Company do not control the surviving entity or a sale of all or substantially all of the Company's assets; (iv) mandatory redemption of the Preference Amount in cash at any date on or after March 2003 by a majority vote of the Series A preferred holders; (v) vote on all matters on an as converted basis; and (vi) convert to common stock at the Preference Amount multiplied by the shares to be converted divided by the conversion price (the "Conversion Price") per share. The initial Conversion Price is equal to the issuance price per share of Series A Preferred, and is subject to adjustment in the event shares of common stock are issued without consideration or for consideration per share less than the conversion price.

     During 1996 and 1997, the Company sold and issued in five private placements an aggregate of 6,351,767 shares of Series A Preferred. A summary of the issuances are as follows:

                                                           CARRYING VALUE
                                   ISSUANCE                 DECEMBER 31,
                                     PRICE      GROSS     -----------------   REDEMPTION
DATE                    SHARES     PER SHARE   PROCEEDS    1996      1997       VALUE
----                   ---------   ---------   --------   -------   -------   ----------
March 1996...........  1,287,500     $2.00     $ 2,575    $ 2,456   $ 2,475    $ 2,575
July 1996............  1,056,631     4.732       5,000      5,000     5,000      5,000
December 1996,.......    956,000      6.25       5,975      5,975     5,975      5,975
January - June
  1997...............    164,000      6.25       1,025         --     1,025      1,025
August 1997..........  1,122,931      7.50       8,422         --     8,422      8,422
September 1997.......  1,764,705      8.50      15,000         --    14,422     15,000
                       ---------               -------    -------   -------    -------
          Total......  6,351,767               $37,997    $13,431   $37,319    $37,997
                       =========               =======    =======   =======    =======

     The Series A Preferred shares are subject to automatic conversion upon consummation of an underwritten public offering of the Company's common stock providing aggregate proceeds, net of underwriting discounts and commissions, of greater than $10,000.

     In connection with the March 1996 Series A Preferred issuance, the Company issued warrants to an investor to purchase 103,420 shares of Series A Preferred, at an exercise price of $2.00 per share. The fair value of the warrants in the amount of $135 has been recorded to additional paid-in capital. The warrants may be exercised at any time and expire ten years from issuance or five years from the effective date of the Company's initial public offering, whichever is later.

     In connection with the September 1997 Series A Preferred issuance, the Company issued warrants to purchase an aggregate of 110,294 shares of the Company's Series A Preferred, at an exercise price of $9.775 per share as a placement fee. The fair value of the warrants in the amount of $587 has been recorded to additional paid-in-capital.

     The Company incurred cash expenses of $54 during 1997 in connection with the Series A Preferred issuances.

                             INTERWORLD CORPORATION

     In November 1997, the Company authorized the issuance of 1,188,235 shares of Series A Preferred at $8.50 per share. As of December 31, 1997, the Company had received deposits in the amount of $225 for subscriptions to purchase 26,471 shares.

     During 1997, the Company issued warrants to purchase 75,000 shares of Series A Preferred at $7.50 per share to a financial advisor. The fair value of the warrants in the amount of $371 was expensed during 1997.

     The excess of the redemption value over the carrying value of Series A Preferred is being recorded by periodic charges to stockholders' equity through March 2003, the earliest date at which the Series A Preferred holders may require redemption of their shares.

8.  TRANSACTIONS WITH RELATED PARTIES

     During 1996 and 1997, the Company recognized product license and service revenues from sales to a holder of Series A preferred of $156 and $12, respectively. At December 31, 1996, the Company had accounts receivable from the preferred stockholder in the amount of $156.

     In May 1996, the Company made loans in the aggregate amount of $193 to its three co-founders. The loans bear interest at a rate of 6% per annum and will be forgiven in equal annual installments starting in 1999. In the event a co-founder voluntarily terminates his employment prior to the fifth anniversary of the loan, the loan will become due and payable on the fifth anniversary of the loan. Interest income from such loans amounted to $7, $12 and $3 for the years ended December 31, 1996 and 1997 and for the three months ended March 31, 1998, respectively.

9.  STOCK OPTION, DEFINED CONTRIBUTION AND PROFIT SHARING PLANS

  Stock option plans

     In March 1996, the Company implemented its 1996 Stock Option Plan (the "Plan") whereby incentive and nonqualified options to purchase up to 3,000,000 shares of the Company's stock may be granted to directors and employees of the Company and its subsidiaries. The exercise and vesting periods and the exercise price for options granted under the Plan are determined by the Board of Directors or a Committee of the Board of Directors. The Plan stipulates that no option may be exercisable after seven years from the date of grant. The fair market value of the Company's common stock is determined by the Board of Directors. Options granted under the Plan generally vest over a period of five years, 20% on the first anniversary of the date of grant and 5% each quarter thereafter.

                             INTERWORLD CORPORATION

     The following table summarizes activity regarding stock options for the years ended December 31, 1996 and 1997:

                                                                     WEIGHTED
                                                         SHARES      AVERAGE
                                                          UNDER      EXERCISE
                                                         OPTION       PRICE
                                                        ---------    --------
Options outstanding, December 31, 1995................         --        --
Options granted at $1.25..............................  1,271,750     $1.25
Options forfeited.....................................     (2,000)     1.25
                                                        ---------     -----
Options outstanding at December 31, 1996..............  1,269,750      1.25
Options granted at $2.00..............................  1,821,749      2.00
Exercised at $1.25....................................     (5,650)     1.25
Options forfeited at $1.25............................   (149,012)     1.25
Options forfeited at $2.00............................    (32,100)     2.00
                                                        ---------     -----
Options outstanding at December 31, 1997 at $1.25.....  1,115,088      1.25
Options outstanding at December 31, 1997 at $2.00.....  1,789,649      2.00
Options exercisable at December 31, 1997..............    861,801
Options available for grant at December 31, 1997......     95,263
Weighted average remaining contractual life for
  options at $1.25....................................  5.9 years
Weighted average remaining contractual life for
  options at $2.00....................................  6.6 years

     The Company applies Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees," and related interpretations in accounting for its Plan and other stock-based compensation issued to employees and directors. During 1996 and 1997, the Company has recognized compensation expense for options granted to employees of $71 and $752, respectively. The Company estimates that it will recognize compensation expense in an aggregate amount of $1,955 in future years as options vest for grants made during 1996 and 1997.

     During 1996 and 1997, the Company issued 20,000 and 15,000 options, respectively to third party consultants in exchange for services. The Company has recognized noncash expense of $28 in 1996 and $36 in 1997 based on the fair value of such options at the date of grant.

     Had compensation cost for options grants to employees been determined based upon the fair value at the date of grant for awards under the Plan consistent with the methodology prescribed under Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation," ("FAS 123"), the Company's net loss and loss per share for the years ended December 31, 1996 and 1997 would have increased by approximately $115, or $0.01 per share and $677 or $0.05 per share, respectively.

                             INTERWORLD CORPORATION

     The fair values of options granted to employees during the years ended December 31, 1996 and 1997 have been determined on the date of the respective grant using the Black-Scholes option-pricing model based on the following weighted average assumptions:

                                                   1996       1997
                                                  -------    -------
Dividend yield..................................     None       None
Weighted average risk-free interest rate on date
  of grant......................................     6.21%      5.90%
Forfeitures.....................................     None       None
Expected life...................................  5 years    5 years
Volatility......................................       75%        75%

  Defined contribution plan

     The Company has a defined contribution savings plan (the "Plan"), which qualifies under Section 401(k) of the Internal Revenue Code. Participants may contribute up to 15% of their gross wages not to exceed, in any given year, a limitation set by Internal Revenue Service regulations. The Plan provides for discretionary contributions to be made by the Company as determined by the Company's Board of Directors. The Company has not made any contributions to the Plan.

10.  CONCENTRATIONS OF RISK AND CUSTOMER INFORMATION

     Financial instruments which potentially subject the Company to concentrations of credit risk are primarily cash, accounts receivable, and accounts payable. The Company generally does not require collateral and the majority of its trade receivables are unsecured. The Company sells its products to a wide range of commercial enterprises and governmental authorities. During 1996 and 1997 and the three months ended March 31, 1998, the Company had no significant foreign revenue.

     For the period ended December 31, 1995, a single customer accounted for 100% of net revenues. For the year ended December 31, 1996, one customer accounted for 31% of net revenues and a second customer accounted for 17% of net revenues. In 1997, one customer amounted to 11% of net revenues and a second customer accounted for 10% of net revenues. A single customer accounted for 15% of net revenues and a second customer accounted for 11% of net revenues during the three months ended March 31, 1998.

11.  INCOME TAXES

     The Company has incurred losses since inception which have generated net operating loss carryforwards of approximately $24,000 and $26,000 at December 31, 1997 and March 31, 1998, respectively, for federal and state income tax purposes. These carryforwards are available to offset future taxable income and expire in 2010 through 2013. At December 31, 1997 and March 31, 1998, the Company also had research and development tax credit carryforwards in the amount of $481 and $600, which expire in 2000 through 2003. The Company has historically filed its corporate income tax returns using a fiscal year end of March 31, which the Company intends to change to December 31 effective December 31, 1998.

     Section 382 of the Internal Revenue Code of 1986, as amended (the "IRC"), places a limitation on the utilization of federal net operating loss carryforwards upon the occurrence of an ownership change. In general, a change in ownership occurs when a greater than 50 percent change in ownership takes place over a three year testing period. The annual utilization of net

                             INTERWORLD CORPORATION
operating loss carryforwards generated prior to such change is limited, in any one year, to a percentage of the entity's fair value at the time of the change in ownership. As a result of certain equity transactions consummated by the Company, a change in ownership, as defined by Section 382 of the IRC, has occurred during the three month period ended March 31, 1998.

     The net operating loss carryforwards and temporary differences between carrying amounts of assets and liabilities for financial reporting and income tax purposes result in a net deferred tax benefit of $14,274 and $15,008 at December 31, 1997 and March 31, 1998, respectively. The Company's operating plans anticipate taxable income in future periods; however, such plans make significant assumptions which cannot be reasonably assured, including market acceptance of the Company's products and services by customers. Therefore, in consideration of the Company's accumulated losses and the uncertainty of its ability to utilize this deferred tax benefit in the future, the Company has recorded a valuation allowance in the amount of $14,274 and $15,008 at December 31, 1997 and March 31, 1998, respectively to offset the deferred tax benefit amount.

     Significant components of the noncurrent deferred tax asset at December 31, 1996, 1997 and March 31, 1998 are as follows:

                                                        DECEMBER 31,
                                                     -------------------    MARCH 31,
                                                      1996        1997        1998
                                                     -------    --------    ---------
Deferred tax assets:
  Net operating loss...............................  $ 3,101    $ 10,690    $ 12,149
  Net operating loss of discontinued operations....       --         616          --
  Provision for losses of discontinued operations
     to date of disposition........................       --         295          --
  Foreign operating loss carryforward..............      151         792         880
  Accruals, reserves and other.....................      128       1,273       1,227
  Research and development credits.................      134         481         600
  Nonqualified stock options and warrants..........       13         204         180
                                                     -------    --------    --------
          TOTAL DEFERRED TAX ASSETS................    3,527      14,351      15,036
                                                     -------    --------    --------
Deferred tax liabilities:
  Depreciation.....................................      (26)        (77)        (28)
                                                     -------    --------    --------
          TOTAL DEFERRED TAX LIABILITIES...........      (26)        (77)        (28)
                                                     -------    --------    --------
Net deferred tax asset.............................    3,501      14,274      15,008
Less: valuation allowance..........................   (3,501)    (14,274)    (15,008)
                                                     -------    --------    --------
Deferred tax asset, net............................  $    --    $     --    $     --
                                                     =======    ========    ========

                             INTERWORLD CORPORATION

     The provision (benefit) for income taxes differs from the amount of income tax determined by applying the applicable U.S. income tax rate to income (loss) before taxes as follows:

                                                             YEAR ENDED       THREE MONTHS
                                           INCEPTION        DECEMBER 31,         ENDED
                                        TO DECEMBER 31,     -------------      MARCH 31,
                                             1995           1996     1997         1998
                                        ---------------     ----     ----     ------------
Federal income tax statutory rate.....        (35)%         (35)%    (35)%        (35)%
State income taxes, net of federal tax
  benefit.............................        (12)          (12)     (12)         (12)
Research and development credits......         (9)           (2)      (2)          (3)
Adjustment for discontinued
  operations..........................         --            --       --           24
Other nondeductible items.............          4             2        3            6
Increase in valuation allowance.......         52            47       46           20
                                              ---           ---      ---          ---
Income tax rate as recorded...........         --            --       --           --
                                              ===           ===      ===          ===

12.  COMMITMENTS

  Leases

     The Company has entered into noncancelable operating leases primarily for office space with initial or remaining terms of one year or more. Rent expense amounted to $25, $120 and $715 for the period from inception through December 31, 1995 and for the years ended December 31, 1996 and 1997, respectively.

     During 1997, the Company completed a sale-leaseback transaction with a holder of Series A Preferred, selling computer equipment, office equipment, and furniture and fixtures of $878, net of accumulated depreciation, for $819, and realizing a loss of $59. The lease has been accounted for as a capital lease. During 1997 the Company acquired computer equipment, office equipment, and furniture and fixtures pursuant to capital lease agreements with the Series A Preferred holder. The leases had an aggregate initial principal amount of $3,181. In connection with the leases the Company issued the lessor in March 1996 and February 1997 warrants to purchase 37,500, and 39,200 shares of Series A Preferred, at exercise prices of $2.00 and $6.25 per share, respectively. The aggregate fair value of the warrants in the amount of $210 has been recorded as debt discount on the related capital lease obligation and is being amortized to interest expense over the term of the lease. During 1997 and the three months ended March 31, 1998 the Company recognized interest expense of $52 and $17 related to the warrants.

                             INTERWORLD CORPORATION

     Future minimum lease payments by year under operating and capital leases with initial or remaining terms of one year or more consisted of the following at December 31, 1997:

YEAR                                                      OPERATING    CAPITAL
----                                                      ---------    -------
1998....................................................   $  239      $1,505
1999....................................................      565       1,505
2000....................................................      831         627
2001....................................................      829          --
2002....................................................      815          --
2003 and thereafter.....................................    4,649          --
                                                           ------      ------
  Total minimum lease payments..........................   $7,928       3,637
                                                           ------      ------
Less: Amounts representing interest.....................                 (361)
                                                                       ------
Present value of future minimum lease payments..........                3,276
Less: Current maturities................................                1,275
                                                                       ------
     CAPITAL LEASE OBLIGATIONS -- LONG TERM.............               $2,001
                                                                       ======

     A Series A Preferred stockholder in January 1997 issued an irrevocable letter of credit with a term of one year, in the amount of $1,579 as security for performance under an office space lease. As consideration for the issuance, the Company has issued the Series A Preferred stockholder warrants to purchase 25,260 shares of Series A Preferred, at an exercise price of $6.25. The fair value of such warrants in the amount of $104 has been recorded as interest expense during 1997.

13.  SUBSEQUENT EVENTS

  Amendment to stock option plan and stock option grants

     In February and June 1998, the Board of Directors approved amendments to the 1996 Stock Option Plan whereby the aggregate number of shares of common stock for which options may be granted under the plan was increased to 4,500,000 and 6,600,000, respectively.

     In February 1998, the Company granted to employees and consultants options to purchase 875,068 shares of common stock all with an exercise price of $4.25 per share of which the granting of options to purchase 183,000 common shares are contingent upon the commencement of employment. The Company estimates it will recognize approximately $3,165 of compensation expense over the vesting period of the options.

  Convertible preferred stock

     In March 1998, the Company completed the sale and issuance of an additional 1,188,232 shares of Series A Preferred at $8.50 per share, providing gross proceeds of $10,100. These shares provide the same rights and preferences as those of prior Series A Preferred issuances (Note 7). In connection with the sale the Company issued warrants to purchase an aggregate of 39,864 shares of the Company's Series A Preferred, at an exercise price of $9.775 per share as a placement fee. The fair value of the warrants in the amount of $252 has been recorded to additional paid-in-capital.

  Discontinued operations

     On March 30, 1998, the Company completed a spin-off distribution of its subsidiary ActionWorld, reducing its majority ownership to a minority interest of approximately 18%. Since

                             INTERWORLD CORPORATION

March 30, 1998, the Company's minority interest in ActionWorld has decreased to approximately 15% as a result of private equity financings by ActionWorld. Common shares of ActionWorld were distributed to the Company's common and preferred stockholders of record as of March 30, 1998 on the basis of 0.18 a common share of ActionWorld for each common and preferred share (on an as converted basis) of the Company. ActionWorld is an online retailer of game and entertainment software.

     The Company has presented ActionWorld as a discontinued operation in the Consolidated Statement of Operations for the year ended December 31, 1997. A provision of $627 for estimated operating losses through the disposal date has been recorded at December 31, 1997. The costs of disposal are not expected to be significant.

     A summary of the net liabilities distributed is as follows:

                                              DECEMBER 31,    MARCH 31,
                                                  1997          1998
                                              ------------    ---------
Cash........................................    $   596        $    96
Equipment, net..............................         92            315
Other current assets........................         20             53
Notes payable...............................     (1,150)        (1,400)
Accounts payable and accrued expenses.......        (30)          (113)
                                                -------        -------
                                                $  (472)       $(1,049)
                                                =======        =======

     During 1997 ActionWorld had no revenues and incurred net losses of $1,310. The basic loss per share and diluted loss per share for the year ended December 31, 1997 attributable to discontinuance of the operations of ActionWorld was approximately $0.14 per share.

  Secured loan agreement

     Effective June 1998, the Company entered into a secured loan agreement with a holder of Series A Preferred under which the Company may borrow up to $3,000. The loan accrues interest, which is payable monthly, at a rate of 10% per annum and is secured by the accounts receivable of the Company. The Company may borrow amounts under the line for a period of twelve months subsequent to its initial borrowing under the loan agreement or until completion of an initial public offering by the Company. The loan principal is due and payable the later of 12 months from the initial borrowing or 18 months from the date of the agreement.

     In connection with the loan agreement the lender was issued a warrant to purchase 14,118 shares of Series A Preferred at an exercise price of $9.775 per share. If the Company borrows amounts under the loan agreement, the lender will be issued a warrant to purchase an additional 14,118 shares of Series A Preferred at a price of $9.775 per share. At June 29, 1998 the Company had not borrowed any amounts under the loan agreement.

14.  INITIAL PUBLIC OFFERING AND PRO FORMA PRESENTATION (UNAUDITED)

     In June 1998, the Board of Directors of the Company authorized management to pursue an underwritten sale of shares of the Company's common stock in an initial public offering (the "IPO") pursuant to the Securities Act of 1933.

     In connection with the IPO, in June 1998, the Board of Directors, subject to stockholder approval, authorized an increase in the number of authorized shares of the Company's common stock from 27,000,000 shares to 100,000,000 shares. In addition, the Board of Directors also

                             INTERWORLD CORPORATION
approved, subject to stockholder approval, the authorization of an additional 15,000,000 shares of preferred stock, $.01 par value.

     Upon completion of the IPO, the Company will adopt an employee stock purchase plan. Under the plan, eligible employees will be granted options to purchase shares of the Company's common stock through regular payroll deductions. The total number of shares of common stock that are authorized for issuance under the plan is 1,000,000. Options will be granted every six months to participating employees, and if not exercised expire on the six month anniversary of the date of grant. The purchase price for shares offered under the Plan each year will be equal to a percentage designated by a committee of the Board of Directors (not less than 85%) of the fair market value of the Company's common stock at the semi-annual date of exercise. The plan will expire on the tenth anniversary of the effective date of the plan.

     Upon the closing of the IPO, all outstanding shares of Series A Preferred will automatically convert into an aggregate of 7,539,999 shares of common stock. The pro forma effects of this conversion have been reflected in unaudited pro forma stockholder's equity at March 31, 1998.

     For the periods ended December 31, 1997 and March 31, 1998, the pro forma basic and diluted loss per share from continuing operations reflecting the effects of the conversion of Series A Preferred would have been ($1.20) and ($0.19), respectively. Pro forma basic and diluted loss per share for the periods ended December 31, 1997 and March 31, 1998 would have been ($1.31) and ($0.19), respectively. The proforma weighted average shares outstanding at December 31, 1997 and March 31, 1998 would have been 18,086,163 and 19,915,914, respectively.

     Also upon completion of the IPO 178,570 previously unvested options to purchase 178,570 shares of common stock will automatically vest. The Company will recognize approximately $654 of noncash compensation expense upon the vesting of such options.

                            [INSIDE BACK COVER ART]

---------------------------------------------------

PROSPECTIVE INVESTORS MAY RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. NEITHER INTERWORLD CORPORATION NOR ANY UNDERWRITER HAS AUTHORIZED ANYONE TO PROVIDE PROSPECTIVE INVESTORS WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF THE DELIVERY OF THIS PROSPECTUS OR ANY SALE OF THESE SECURITIES.

NO ACTION IS BEING TAKEN IN ANY JURISDICTION OUTSIDE THE UNITED STATES TO PERMIT A PUBLIC OFFERING OF THE COMMON STOCK OR POSSESSION OR DISTRIBUTION OF THIS PROSPECTUS IN ANY SUCH JURISDICTION. PERSONS WHO COME INTO POSSESSION OF THIS PROSPECTUS IN JURISDICTIONS OUTSIDE THE UNITED STATES ARE REQUIRED TO INFORM THEMSELVES ABOUT AND TO OBSERVE ANY RESTRICTIONS AS TO THIS OFFERING AND THE DISTRIBUTION OF THIS PROSPECTUS APPLICABLE IN THAT JURISDICTION.

DEALER PROSPECTUS DELIVERY OBLIGATION: UNTIL             , 1998, ALL DEALERS
THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THE OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
---------------------------------------------------
---------------------------------------------------

                                     [LOGO]

                             INTERWORLD CORPORATION
                                             SHARES

                                  COMMON STOCK
                                   PROSPECTUS
                           CREDIT SUISSE FIRST BOSTON

                               INVEMED ASSOCIATES
                               HAMBRECHT & QUIST
---------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimated except the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

Securities and Exchange Commission registration fee.........  $    17,608
National Association of Securities Dealers, Inc. filing
  fee.......................................................        6,469
Nasdaq National Market listing fee..........................            *
Accountants' fees and expenses..............................            *
Legal fees and expenses.....................................            *
Blue Sky fees and expenses..................................            *
Transfer Agent's fees and expenses..........................            *
Printing and engraving expenses.............................            *
Miscellaneous...............................................            *
                                                              -----------
          Total Expenses....................................  $         *
                                                              ===========

---------------
* To be provided by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Delaware General Corporation Law and the Company's Certificate of Incorporation and Bylaws limit the monetary liability of directors to the Company and to its stockholders and provide for indemnification of the Company's officers and directors for liabilities and expenses that they may incur in such capacities. In general, officers and directors are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. The Company also has indemnification agreements with directors and officers that provide for the maximum indemnification allowed by law. Reference is made to the Company's Certificate of Incorporation, Bylaws and form of Indemnification Agreement for Officers and Directors filed as Exhibits 3.1, 3.2 and 10.3 hereto, respectively.

     The Company has an insurance policy which insures the directors and officers of the Company against certain liabilities which might be incurred in connection with the performance of their duties.

     The Underwriting Agreement filed as Exhibit 1.1 hereto contains certain provisions pursuant to which certain officers, directors and controlling persons of the Company may be entitled to be indemnified by the underwriters named therein.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     During the past three years, the Company has issued the securities set forth below which were not registered under the Securities Act of 1933:

        1. On March 1, 1996, the Company issued two warrants to purchase an aggregate of 140,920 shares of Preferred Stock to an accredited investor with an exercise price of $2.00 per share.

        2. Pursuant to a Subscription Agreement dated March 7, 1996, the Company sold an aggregate of 1,287,500 shares of Preferred Stock to 23 accredited investors, including one director and one investment fund of which an officer of the company manages, for a per share purchase price of $2.00 and an aggregate purchase price of $2,575,000. Such investment was evidenced by various stock certificates issued to the accredited investors dated March 7, March 8, March 11, March 15, March 18, March 20, March 28, March 29, April 4, April 8, April 9, April 12, April 24, June 10, June 21, June 26, and June 27, 1996.

        3. Pursuant to a Subscription Agreement dated July 12, 1996, the Company sold an aggregate of 1,056,631 shares of Preferred Stock to 28 accredited investors, including one director, for a per share purchase price of $4.732 and an aggregate purchase price of $4,999,978. Such investment was evidenced by various stock certificates issued to the accredited investors dated July 12, and August 1, 1996.

        4. Pursuant to a Subscription Agreement dated December 12, 1996, the Company sold an aggregate of 1,120,000 shares of Preferred Stock to 47 accredited investors, including one director and three officers, for a per share purchase price of $6.25 and an aggregate purchase price of $7,000,000. Such investment was evidenced by various stock certificates issued to the accredited investors dated December 12, December 18, December 20, December 23, December 26, December 29, 1996, January 6, January 7, January 9, January 10, January 13, January 27, January 31, February 5, February 14, February 19, February 25, February 28, and March 7, 1997.

        5. On December 18, 1996, the Company granted options to purchase an aggregate of 1,271,750 shares of Common Stock to certain employees and one consultant with an exercise price of $1.25 per share.

        6. On April 22, 1997, the Company issued a warrant to purchase an aggregate of 75,000 shares of Preferred Stock to certain accredited investors with an exercise price of $7.50 per share.

        7. On July 28, 1997, the Company granted options to purchase an aggregate of 1,821,749 shares of Common Stock to certain employees including one director and one consultant of the Company at an exercise price of $2.00 per share.

        8. Pursuant to a Subscription Agreement dated August 4, 1997, the Company sold an aggregate of 1,122,931 shares of Preferred Stock to 23 accredited investors, including two directors and one officer, for a per share purchase price of $7.50 and an aggregate purchase price of $8,421,983. Such investment was evidenced by various stock certificates issued to the accredited investors dated April 7, April 8, April 10, April 15, April 25, May 19, May 21, June 6, and August 4, 1997.

        9. Pursuant to a Subscription Agreement dated September 19, 1997, the Company sold an aggregate of 1,764,705 shares of Preferred Stock to 24 accredited investors for a per share purchase price of $8.50 and an aggregate purchase price of $14,999,993. Such investment was evidenced by various stock certificates issued to the accredited investors dated August 8, August 12, September 19, October 7, October 22, October 24, November 3, November 7, November 14, and November 21, 1997.

        10. On October 18, 1997, the Company issued 1,500 shares of Common Stock to an employee pursuant to an option exercise for an aggregate purchase price of $1,875.

        11. On November 1, 1997, the Company issued an aggregate of 4,150 shares of Common Stock to three employees pursuant to option exercises for an aggregate purchase price of $5,253.

        12. On November 26, 1997, the Company issued a warrant to purchase an aggregate of 110,294 shares of Preferred Stock to an accredited investor with an exercise price of $9.775 per share.

        13. On January 23, 1998, the Company issued 10,000 shares of Common Stock to an employee pursuant to an option exercise for an aggregate purchase price of $12,500.

        14. On February 4, 1998, the Company issued 10,000 shares of Common Stock to a consultant to the Company pursuant to an option exercise for an aggregate purchase price of $12,500.

        15. On February 10, 1998, the Company issued 250 shares of Common Stock to an employee pursuant to an option exercise for an aggregate purchase price of $312.50.

        16. On February 18, 1998, the Company issued 2,000 shares of Common Stock to an employee pursuant to an option exercise for an aggregate purchase price of $2,500.

        17. On February 20, 1998, the Company granted options to purchase an aggregate of 875,068 shares of Common Stock to certain employees of the Company with an exercise price of $4.25 per share. An aggregate of 183,000 of such options were conditioned upon commencement of employment.

        18. On February 25, 1998, the Company issued 250 shares of Common Stock to an employee pursuant to an option exercise for an aggregate purchase price of $312.50.

        19. On March 1, 1998, the Company issued 1,000 shares of Common Stock to an employee pursuant to an option exercise for an aggregate purchase price of $2,000.

        20. On March 12, 1998, the Company issued 500 shares of Common Stock to an employee pursuant to an option exercise for an aggregate purchase price of $625.

        21. On March 16, 1998, the Company issued 2,500 shares of Common Stock to an employee pursuant to an option exercise for an aggregate purchase price of $3,125.

        22. On March 24, 1998, the Company issued an aggregate of 2,000 shares of Common Stock to two employees pursuant to option exercises for an aggregate purchase price of $3,250.

        23. On March 26, 1998, the Company issued 320 shares of Common Stock to an employee pursuant to an option exercise for an aggregate purchase price of $640.

        24. On March 27, 1998, the Company issued 250 shares of Common Stock to an employee pursuant to an option exercise for an aggregate purchase price of $312.50.

        25. Pursuant to a Subscription Agreement dated March 27, 1998, the Company sold an aggregate of 1,188,232 shares of Preferred Stock to 18 accredited investors for a per share purchase price of $8.50 and an aggregate purchase price of $10,099,972. Such investment was evidenced by various stock certificates issued to the accredited investors dated November 20, November 26, 1997, January 29, February 17, March 2, March 3, March 23, March 26, and March 27, 1998.

        26. On March 27, 1998, the Company issued a warrant to purchase an aggregate of 39,864 shares of Preferred Stock to accredited investors with an exercise price of $9.775 per share.

        27. On March 30, 1998, the Company issued an aggregate of 293,200 shares of Common Stock to 20 employees and one officer and director of the Company pursuant to option exercises for an aggregate purchase price of $566,187.50.

        28. On April 3, 1998, the Company issued 600 shares of Common Stock to an employee pursuant to an option exercise for an aggregate purchase price of $750.

        29. On April 14, 1998, the Company issued 600 shares of Common Stock to an employee pursuant to an option exercise for an aggregate purchase price of $750.

        30. On April 29, 1998, the Company issued an aggregate of 250 shares of Common stock to two employees pursuant to option exercises for an aggregate purchase price of $312.50.

        31. On May 12, 1998 through May 29, 1998, the Company issued an aggregate of 10,766 shares of Common Stock to three employees and one consultant pursuant to option exercises for an aggregate purchase price of $40,433.

        32. On June 9, 1998, the Company issued 350 shares of Common Stock to an employee pursuant to an option exercise for an aggregate purchase price of $437.50.

        33. On June 12, 1998, the Company granted options to purchase an aggregate of 291,050 shares of Common Stock to certain employees of the Company with an exercise price of $8.50 per share, including 25,000 options granted to one executive officer.

        34. On June 29, 1998, the Company issued warrants to purchase 14,118 shares of Common Stock for a purchase price of $9.775 per share in connection with a Loan and Security Agreement.

     The sales and issuances of the shares of Common Stock and options and warrants to purchase Common Stock discussed above were made by the Company in reliance upon the exemptions from registration provided under Sections 3(b) and 4(2) of the Securities Act of 1933 and Rule 701 promulgated thereunder.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) EXHIBITS:

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
   1.1*   Form of Underwriting Agreement
   3.1    Amended and Restated Certificate of Incorporation of the
            Registrant
   3.2    Bylaws of the Registrant
   5.1*   Opinion of O'Sullivan Graev & Karabell, LLP, Counsel to the
            Registrant, as to the legality of the shares being
            registered
  10.1    Amended and Restated 1996 Stock Option Plan
  10.2    Employee Stock Purchase Plan
  10.3    Form of Indemnification Agreement between the Registrant and each of its directors and executive officers
  10.4    Lease dated as of January 12, 1997 between the Registrant as
            Tenant and New York City District Council of Carpenters
            Pension Fund, as Landlord.
  21.1    List of Subsidiaries
  23.1    Consent of PricewaterhouseCoopers LLP
  23.2*   Consent of O'Sullivan Graev & Karabell, LLP (to be included in Exhibit 5.1)
  24.1    Powers of Attorney (included on signature page)
  27.1    Financial Data Schedule

---------------
* To be filed by amendment.

     (b) FINANCIAL STATEMENT SCHEDULES

     Schedule II -- Valuation and Qualifying Accounts

                             INTERWORLD CORPORATION

                       VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                                                         ADDITIONS
                                                  -----------------------
                                     BALANCE AT   CHARGED TO   CHARGED TO                BALANCE AT
                                     BEGINNING    COSTS AND      OTHER                     END OF
                                     OF PERIOD     EXPENSES     ACCOUNTS    DEDUCTIONS     PERIOD
                                     ----------   ----------   ----------   ----------   ----------
Allowance for Doubtful Accounts
  Period ended December 31, 1995...   $    --      $    --        $ --         $--        $    --
  Year ended December 31, 1996.....        --          269          --          --            269
  Year ended December 31, 1997.....       269          353          --          --            622
  Three months ended March 31,
     1998..........................       622           --         (54)         --            568
Valuation Reserve -- Deferred Tax
  Assets
  Period ended December 31, 1995...   $    --      $   136        $ --         $--        $   136
  Year ended December 31, 1996.....       136        3,365          --          --          3,501
  Year ended December 31, 1997.....     3,501       10,773          --          --         14,274
  Three months ended March 31,
     1998..........................    14,274          734          --          --         15,008

ITEM 17.  UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (c) The Registrant hereby undertakes that:

        (i) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the Registration Statement as of the time it was declared effective.

        (ii) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on this 22nd day of July, 1998.

                                          INTERWORLD CORPORATION

                                          By:     /s/ MICHAEL J. DONAHUE
                                             -----------------------------------
                                                     Michael J. Donahue
                                                          Chairman

                               POWER OF ATTORNEY

     We, the undersigned directors and officers of InterWorld Corporation, do hereby constitute and appoint Michael J. Donahue, Alan J. Andreini and Jerry Lyons and each of them acting alone, our true and lawful attorneys and agents, with full power of substitution, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, and each of them acting alone, may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below and to file with the Securities and Exchange Commission, any and all amendments (including post-effective amendments) hereto, including exhibits thereto and other documents in connection herewith, including, without limitation, any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on this 22nd day of July, 1998 by the persons and in the capacities indicated below.

                   SIGNATURE                                        TITLE
                   ---------                                        -----

              /s/ ALAN J. ANDREINI                President and Chief Executive Officer
------------------------------------------------    (principal executive officer) and
                Alan J. Andreini                    Director

                /s/ JERRY LYONS                   Chief Financial Officer (principal
------------------------------------------------    financial and accounting officer)
                  Jerry Lyons

             /s/ MICHAEL J. DONAHUE               Chairman
------------------------------------------------
               Michael J. Donahue

             /s/ KENNETH G. LANGONE               Director
------------------------------------------------
               Kenneth G. Langone

                   SIGNATURE                                        TITLE
                   ---------                                        -----
             /s/ JOSEPH C. ROBINSON               Director
------------------------------------------------
               Joseph C. Robinson

               /s/ YVES SISTERON                  Director
------------------------------------------------
                 Yves Sisteron

                /s/ JACK SLEVIN                   Director
------------------------------------------------
                  Jack Slevin

                /s/ RUSSELL WEST                  Director
------------------------------------------------
                  Russell West

                                 EXHIBIT INDEX

                                                                        SEQUENTIALLY
EXHIBIT                                                                   NUMBERED
NUMBER                            DESCRIPTION                               PAGE
-------                           -----------                           ------------
  1.1*    Form of Underwriting Agreement..............................
  3.1     Amended and Restated Certificate of Incorporation of the
            Registrant................................................
  3.2     Bylaws of the Registrant....................................
  5.1*    Opinion of O'Sullivan Graev & Karabell, LLP, Counsel to the
            Registrant, as to the legality of the shares being
            registered................................................
 10.1     Amended and Restated 1996 Stock Option Plan.................
 10.2     Employee Stock Purchase Plan................................
 10.3     Form of Indemnification Agreement between the Registrant and each of its directors and executive officers..............
 10.4     Lease dated as of January 12, 1997 between the Registrant as
            Tenant and New York City District Council of Carpenters
            Pension Fund, as Landlord.................................
 21.1     List of Subsidiaries........................................
 23.1     Consent of PricewaterhouseCoopers LLP.......................
 23.2*    Consent of O'Sullivan Graev & Karabell, LLP (to be included in Exhibit 5.1)...........................................
 24.1     Powers of Attorney (included on signature page).............
 27.1     Financial Data Schedule.....................................

---------------
* To be filed by amendment.